Exhibit 10.1
Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.
AMENDED
AND
RESTATED
COAL SUPPLY AGREEMENT
Dated August 24, 1998

AMENDED AND RESTATED COAL SUPPLY AGREEMENT
PAGE i

(continued)

Page
8.1. Failure to Approve an Annual Operating Plan, Approve a Proposed Revision to an Approved Operating Plan or Agree Upon the Earned Portion of the Incentive Fee Per Ton	21
8.2. Disputes Regarding Cost Charges Other Than Earned Portion of the Incentive Fee Per Ton	22
8.3. Arbitration Process	22
8.4. Resolution of Other Disputes	23
9. DELIVERY, WEIGHING AND TRANSPORTATION	24
9.1. Point of Delivery	24
9.2. Weight and Scales	24
9.3. Scheduling Deliveries	24
10. QUALITY	25
10.1. Applicable to Coal from Seller’s Mine	25
10.2. Coal Specifications	25
10.3. Average Coal Quality and Characteristics	25
10.4. Minimum and Maximum Characteristics	26
10.5. Nonconforming Coal	26
11. SAMPLING AND ANALYSIS	27
12. PRICE AND PAYMENT	27
12.1. Determination of Price	27
12.2. Price Components	27
12.3. Fixed Costs	28
12.3.1. Depreciation rates	28
12.3.2. A&G expenses	28
12.3.3. Payment of Fixed Costs	29
12.4. Variable Charge	29
12.4.1. Imported or exported equipment	29
12.4.2. Payment of Variable Charge	30
12.5. Return on Investment	30
12.5.1. ROI rate for pre-July 1, 2000 investments	30
12.5.2. ROI rate on post-June 30, 2000 investments	30
12.5.3. Melding of ROI rates for post-June 30, 2000 investments	31
12.5.4. Investment Base	31
12.5.5. Intangible Capital Investment	31
12.5.6. Payment of Return on Investment	32
12.6. Fixed Fee Per Ton	33
12.7. Incentive Fee Per Ton	33
12.8. Royalties and Production Taxes	35
12.9. Invoices	35
AMENDED AND RESTATED COAL SUPPLY AGREEMENT
PAGE ii

(continued)
AMENDED AND RESTATED COAL SUPPLY AGREEMENT
PAGE iii

(continued)

Page
20. NOTICES AND REPORTS	51
21. RECORDS TO BE KEPT	52
21.1. Maintenance and Provision of Information	52
21.2. Audit Rights	52
22. NO SALES AGENT	53
23. OPERATOR	53
24. PERPETUITIES	53
25. COMPLIANCE	53
26. [**]	53
27. SEVERAL LIABILITY	53
28. CONFIDENTIALITY	54
28.1. Labeling Information “Confidential”	54
28.2. Duty Not to Disclose	54
28.3. Notice Prior to Compulsory Disclosure	54
29. EXECUTION OF AGREEMENT	54
30. COUNTERPARTS	54

EXHIBIT A — OWNERSHIP OF CAPACITY
EXHIBIT B — PRICE PROVISIONS APPLICABLE PRIOR TO JULY 1, 2000
EXHIBIT C — MAP SHOWING AREA C CONTRACT BOUNDARY
EXHIBIT D — DETERMINATION OF TONNAGE INCREASE AND EXAMPLE COMPUTATIONS OF BRU PRICE ADJUSTMENT
EXHIBIT E — ENTECH, INC. INDEMNIFICATION AGREEMENT
AMENDED AND RESTATED COAL SUPPLY AGREEMENT
PAGE iv

AMENDED AND RESTATED COAL SUPPLY AGREEMENT
     THIS AMENDED AND RESTATED COAL SUPPLY AGREEMENT, is entered into as of this 24th day of August, 1998, by and among The Montana Power Company (“Montana”), a Montana corporation, Puget Sound Energy, Inc. (“Puget”), a Washington corporation, The Washington Water Power Company (“Water Power”), a Washington corporation, Portland General Electric Company (“Portland”), an Oregon corporation, PacifiCorp (“Pacific”), an Oregon corporation, and Western Energy Company (“WECO”), a Montana corporation (herein called “Seller”). Montana, Puget, Water Power, Portland and Pacific are sometimes referred to herein individually as “Buyer” and in the plural as the “Buyers”.
RECITALS
     A. Buyers constructed, own and operate two coal fired steam-electric generating plants (“Units 3 & 4”) near Colstrip, Montana, adjoining the coal lands of Seller, based upon the assurance of a dependable supply of coal from the Seller of specified quality and characteristics for the useful life of the plants. Units 3 & 4 consist of two 805 megawatt gross rating generating units which were designed and constructed to operate with coal of the quality and characteristics described in Section 10 of this Amended and Restated Coal Supply Agreement.
     B. Buyers would not have designed and constructed units of this type at Colstrip but for the availability of a dependable supply of coal from Area C of Seller’s Rosebud Mine through at least December 31, 2019.
     C. Seller owns or controls in Rosebud County, Montana, adequate reserves of sub-bituminous coal from which it can supply Buyers’ coal requirements for Units 3 & 4 through at least December 31, 2019.
     D. Buyers previously entered into a Coal Supply Agreement dated July 2, 1980. Such Coal Supply Agreement was amended effective July 10, 1981, September 1, 1981, September 14, 1987 and January 1, 1988. The Coal Supply Agreement was also the subject of an arbitration decision dated May 6, 1996.
     E. The Coal Supply Agreement provided opportunities for a number of price reopeners in the year 2000 and a number of dates thereafter. Buyers and Seller desire to amend such Coal Supply Agreement now to resolve these price reopeners and to restructure it to align better their economic interests. Buyers and Seller desire to enter into this Amended and Restated Coal Supply Agreement (the “Agreement”), pursuant to which they are amending and restating in its entirety the Coal Supply Agreement, as amended, into this one Agreement.
     F. It is essential to Seller, because of the substantial capital investment it made and must make in order to have the capability to supply Buyers’ requirements, that Buyers purchase all of their coal requirements for Units 3 & 4 as expressly provided in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein stated, and the performance thereof, the Parties hereto agree as follows:
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

1. DEFINITIONS
     Whenever used in this Agreement with initial letters capitalized (whether in the singular or the plural), the following words and terms shall have the following meanings:
     1.1 “A & G” means those administrative and general expenses of the entire Mine which are apportioned to coal delivered under this Agreement in the manner described in subsection 12.3.2.
     1.2 “Agreement” means this Amended and Restated Coal Supply Agreement.
     1.3 “Annual Incentive Fee Plan” means the annual plan agreed upon by Seller and the Mine Operating Committee each Year pursuant to subsections 7.5 and 7.6 establishing standards to be used to determine the Earned Portion of the Incentive Fee Per Ton for the next Year. The Annual Incentive Fee Plan shall be a component of the Annual Operating Plan.
     1.4 “Annual Operating Plan” means the annual operating plan prepared and submitted each Year pursuant to subsections 7.1-7.3 of this Agreement.
     1.5 “Approved Annual Operating Plan” means the Annual Operating Plan that is approved pursuant to subsections 7.3 and 7.6 of this Agreement.
     1.6 “Approved Capital Budget” means the Capital Budget set forth in the Approved Annual Operating Plan.
     1.7 “Approved Operating Budget” means the Operating Budget set forth in the Approved Annual Operating Plan.
     1.8 “Arbitration Decision” has the meaning ascribed to it in subsection 15.1.
     1.9 “Area C” means the portion of the Mine described on Exhibit C to this Agreement.
     1.10 “ASTM” means the American Society for Testing Materials.
     1.11 “Btu” means a British thermal unit and, in the appropriate context, the plural of that term, which means the amount of heat required to raise the temperature of one pound of distilled water from 59 degrees Fahrenheit to 60 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
     1.12 “Capacity” means the rate at which electrical energy can be generated from Units 3 & 4, expressed in net megawatts (MW). Each Buyer’s percentage ownership of the Capacity is set forth on Exhibit A to this Agreement.
     1.13 “Capital Assets” means any tangible or intangible additions, betterments, or replacements to the Mine and assets, equipment and reserves related thereto (including lease acquisitions, major repairs and relocation of facilities such as power lines and roads) that (i) are made by Seller, (ii) would ordinarily be capitalized in accordance with generally accepted
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

accounting practices and (iii) in the case of intangibles, are within the meaning of Intangible Capital Investment.
     1.14 “Capital Budget” means the Capital Budget component of the Annual Operating Plan described in subsection 7.2(c).
     1.15 “Capital Equipment” has the meaning ascribed to it in subsection 12.10(f).
     1.16 “Commodity Charge” means the component of Price described in subsection 12.2 which includes the Variable Charge, ROI, Fixed Fee Per Ton, Incentive Fee Per Ton, and Royalties and Production Taxes.
     1.17 “Confidential Information” has the meaning ascribed to it in Section 28.
     1.18 “Consolidated Net Worth” has the meaning ascribed to it in subsection 15.2.D.
     1.19 “Current Reclamation” has the meaning ascribed to it in Section 15.
     1.20 “Distribution Notice” has the meaning ascribed to it in subsection 12.9.
     1.21 “Earned Portion of the Incentive Fee Per Ton” has the meaning ascribed to it in subsection 12.7(b).
     1.22 “Effective Date” has the meaning ascribed to it in subsection 3.1.
     1.23 “Environmental and Safety Plan” means the component of the Annual Operating Plan described in subsection 7.2(d).
     1.24 “Executive Committee” means the Committee established pursuant to subsection 5.1(a).
     1.25 “Fixed Costs” means the costs described in subsection 12.3.
     1.26 “Fixed Fee Per Ton” means the fee described in subsection 12.6.
     1.27 “Force Majeure” has the meaning ascribed to it in subsection 16.1.
     1.28 “ [**]” means the [**] in [**] and [**].
     1.29 “Incentive Fee Per Ton” means the fee described in subsection 12.7(a).
     1.30 “Intangible Capital Investment” means the investments described in subsection 12.5.5.
     1.31 “Investment Base” has the meaning ascribed to it in subsection 12.5.4.
     1.32 “Major Equipment” means the equipment described in subsection 12.10(f).
     1.33 “Merchant Plant Practice” means those practices, methods and acts that:
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

(a)	a prudent person owning and operating both the Mine and Units 3 & 4 over their useful economic life and supplying coal to Units 3 & 4 exclusively from Area C of the Mine would engage in (taking into consideration factors such as optimization of its return on investment in both the Mine and Units 3 & 4 and short-term and long-term opportunities to minimize costs that may present themselves over the Term of this Agreement, and the costs that would be incurred in using coal to produce electricity from Units 3 & 4 for sale into a competitive electricity marketplace, recognizing that such costs include the fees and other payments to Seller pursuant to this Agreement) to supply coal of the quality and in the quantity contemplated by this Agreement for purposes of producing power at the lowest practical cost for sale into a competitive electricity marketplace from Units 3 & 4 with safety, reliability, efficiency, expedition and economy, and

(b)	are consistent with “good mining practice” and “least-cost mining” (each, as hereinafter defined) and are taken in good faith.
For purposes of this Agreement,
(i)	“good mining practice” means:

(A) those practices, methods and acts which when engaged in are commonly used in prudent mining engineering and operations to operate coal mines similar to the Mine lawfully and with safety, reliability, efficiency, expedition and economy, or

(B) if there are no such commonly used practices, methods and acts, those practices, methods and acts which in the exercise of reasonable judgment considering the facts known when engaged in, could have been expected to achieve the desired result consistent with applicable law, safety, reliability, efficiency, expedition and economy;
and
(ii) “least-cost mining” means the mining of coal in the manner that minimizes the cost of coal supplied to Units 3 & 4 in order to produce electricity at the lowest practical cost and sell that electricity into a competitive marketplace, taking into consideration such factors as overburden and coal removal, haul distance, coal quality, and Outside Coal opportunities.
     1.34 “Mine” means the Rosebud Mine located near Colstrip, Montana, plus all assets, plant and equipment related thereto.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     1.35 “Mine Operating Committee” has the meaning ascribed to that term in subsection 6.1(a) of this Agreement.
     1.36 “Mine Plan” means the component of the Annual Operating Plan described in subsection 7.2(a).
     1.37 “MMBtu” means one million (1,000,000) Btu.
     1.38 “Non-Puget Buyers” means Portland, Montana, Water Power and Pacific.
     1.39 “Operating Budget” means the component of the Annual Operating Plan described in subsection 7.2(b).
     1.40 “Operator” means the entity designated to operate Units 3 & 4 pursuant to the Units 3 & 4 Ownership and Operation Agreement.
     1.41 “Original Coal Supply Agreement” means the Coal Supply Agreement among the Parties dated as of July 2, 1980, as amended by (i) Amendment No. 1 to Coal Supply Agreement, dated as of July 10, 1981; (ii) Amendment No. 2 to Coal Supply Agreement, dated as of September 1, 1981; (iii) Amendment No. 3 to the Coal Supply Agreement, dated as of September 14, 1987; and (iv) Amendment No. 4 to Coal Supply Agreement, dated as of January 1, 1988. The Original Coal Supply Agreement was also subject to an arbitration decision dated May 6, 1996.
     1.42 “Outside Coal” means coal purchased in accordance with subsection 14.3 of this Agreement, and excludes coal produced from the Mine.
     1.43 “Outside Coal Commitment” means a contract for the acquisition of Outside Coal.
     1.44 “Party” means Seller or any one of Buyers, and “Parties” means all Buyers and Seller unless the context otherwise indicates.
     1.45 “Point of Delivery” has the meaning ascribed to that term in subsection 9.1.
     1.46 “Price” means the Price described in Section 12 to be paid by Buyers for coal produced from Area C.
     1.47 “Puget Coal Fraction” has the meaning ascribed to it in subsection 15.3(b).
     1.48 “Puget Obligation” has the meaning ascribed to it in subsection 15.3 (b).
     1.49 “Puget Reclamation Account Balance” has the meaning ascribed to that term in subsection 15.3(a).
     1.50 “Qualified Operating Lease” means an equipment operating lease (as opposed to a capital lease, as determined in accordance with generally accepted accounting principles consistently applied) of an asset by Seller for use or consumption in Area C that (a) is entered
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

into by Seller with a third party that is not affiliated with any Party, (b) has a term that is materially shorter than the useful life of such asset, as determined at the time the asset is originally placed in service by its owner, and (c) unless otherwise mutually agreed by the Parties, contains no option to purchase the asset.
     1.51 “Reclamation” has the meaning ascribed to it in Section 15.
     1.52 “Reclamation Account” has the meaning ascribed to it in subsection 15.1.
     1.53 “ROI” has the meaning ascribed to such term in subsection 12.5.
     1.54 “Royalties and Production Taxes” means charges for royalties and production taxes imposed upon and paid by Seller with respect to coal delivered hereunder.
     1.55 “Seller’s Account” has the meaning ascribed to it in subsection 15.4(b).
     1.56 “Subsection 15.2 Final Reclamation Estimate” has the meaning ascribed to it in subsection 15.4(b).
     1.57 “Subsection 15.2 Final Reclamation” has the meaning ascribed to it in Section 15.
     1.58 “Subsection 15.3 Final Reclamation” has the meaning ascribed to it in subsection I5.3(b).
     1.59 “Submission Date” means the date described in subsection 7.7.1 on which Seller or a Buyer(s) has delivered to the other Parties a proposed revision to the Approved Annual Operating Plan.
     1.60 “Term” has the meaning ascribed to it in subsection 3.1.
     1.61 “Third Party Transferee” has the meaning ascribed to it in subsection 18.2.
     1.62 “Ton” shall mean 2,000 pounds.
     1.63 “Tonnage Increase” has the meaning ascribed to it in subsection 13.4.
     1.64 “Total Area C Tons Mined” has the meaning ascribed to it in subsection 15.3(b).
     1.65 “Treasury Bond” means the 30-year US Treasury Bond issued by the United States of America.
     1.66 “Treasury Bond Rate” means the yield to maturity on the most recently issued Treasury Bonds at a given time as determined by market transactions and as reported in The Wall Street Journal.
     1.67 “Units 3 & 4” means Colstrip Units 3 & 4.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     1.68 “Units 3 & 4 Ownership and Operation Agreement” means the Ownership and Operation Agreement among Buyers, dated as of May 6, 1981, as amended.
     1.69 “Variable Charge” shall mean the charge described in subsection 12.4.
     1.70 “Variable Cost” has the meaning ascribed to it in subsection 13.3.
     1.71 “Variable Cost per MMBtu” has the meaning ascribed to it in subsection 13.3.
     1.72 “Year” means a calendar year.
     1.73 “Year One” has the meaning ascribed to it in subsection 7.2(a).
     1.74 “Year Two” has the meaning ascribed to it in subsection 7.2.(a).
     1.75 “Years Three, Four and Five” has the meaning ascribed to it in subsection 7.2(a).
2. SALE AND PURCHASE OF COAL; DEDICATION OF RESERVES
     Seller agrees to sell and deliver, and Buyers agree to buy and receive, all of the coal required for Units 3 & 4 upon the terms and conditions set forth in this Agreement. Seller dedicates coal reserves it now owns or controls or may hereafter reasonably acquire in Rosebud County, Montana, in Area C sufficient to satisfy the requirements of Buyers for Units 3 & 4 through the Term of this Agreement.
3. TERM
     3.1. Initial Term.
     The “Effective Date” of this Agreement shall be January 1, 1998. The “Term” of this Agreement shall be from January 1, 1998 through December 31, 2019.
     3.2. Extension.
     If on December 31, 2019, there will be coal available on Seller’s coal lands which can be mined economically for use in producing power from Units 3 & 4 and Units 3 & 4 are capable of producing power economically using such coal, this Agreement will be extended on terms mutually agreeable to Seller and Buyers, reflecting then-existing market conditions for such available coal. On or after January 1, 2018, but no later than November 1, 2018, Seller or any Buyer may by written notice to the other Parties require that such extension negotiations occur during 2018. If, despite extension negotiations, Seller and Buyers do not reach agreement by December 31, 2018, then all Parties shall have the right to make arrangements based on this Agreement terminating December 31, 2019.
4. GOVERNANCE
     Subject to the terms of this Agreement and Approved Annual Operating Plans, Seller as owner and operator of the Mine shall have the discretion to operate the Mine as it determines is
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

necessary and appropriate to comply with applicable laws, regulation and leases. Buyers, through the Mine Operating Committee, shall jointly monitor Seller’s performance and shall consider and approve or disapprove Annual Operating Plans. All Parties shall be represented on the Executive Committee, which shall attempt to resolve issues not resolved by the Seller and the Mine Operating Committee and which shall also provide policy guidance consistent with Merchant Plant Practice and this Agreement. The functions and activities of the Mine Operating Committee and Executive Committee are described in additional detail below. The Parties intend that Buyers’ participation in the functions and activities of the Mine Operating Committee and the Executive Committee shall not make the Buyers partners in the ownership or operation of the Mine, or create any partnership or joint venture relationship related thereto. The relationship of Seller to Buyers shall be that of independent contractor.
5. EXECUTIVE COMMITTEE
     5.1. Establishment and Purpose.
(a)	The Parties hereby establish an Executive Committee (the “Executive Committee”) consisting of one representative with policy making authority from each Party. Upon execution of this Agreement, each Party shall promptly designate its representative on the Executive Committee by written notice given to the other Parties. Each Party may appoint an alternate representative to act in the absence of its designated representative.

(b)	Buyers shall from time to time select a chair of the Executive Committee from among the members of the Executive Committee by the affirmative vote of Buyers owning in the aggregate not less than fifty-one percent (51%) of the Capacity; provided, however, that the vote and share of Capacity of any Party that owns or controls or is in common control with Seller shall be disregarded for purposes of determining whether the required fifty-one percent (51%) has been obtained. As used in the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise. The chair of the Executive Committee shall call meetings and establish agendas in consultation with the other Parties.

(c)	The Executive Committee shall:

(i) Provide policy-level guidance to Seller and the Mine Operating Committee concerning Merchant Plant Practice and this Agreement; and

(ii) Resolve disputes as provided in Section 8.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     5.2. Decisions.
     The Executive Committee shall operate on a consensus basis in providing policy-level guidance to the Seller and Mine Operating Committee and must be unanimous in the resolution of disputes.
     5.3. Meetings.
     The Executive Committee shall meet at least once annually in February or March or more often by mutual agreement or as necessary to resolve disputes referred to the Executive Committee. Meetings shall be held at a place designated by the chair of the Executive Committee.
     5.4. Notice.
     The chair of the Executive Committee shall give the other Parties not less than thirty days’ notice of the annual meeting of the Executive Committee and not less than five days’ notice of all other meetings of the Executive Committee. Each notice shall include the location of the meeting and an agenda prepared by the chair. The Parties may waive notice by unanimous written consent.
     5.5. Quorum.
     A quorum for a meeting shall exist if each Party’s representative is present; provided, however, that if a Party fails to attend two consecutive properly called and noticed meetings, then a quorum for the second of such two consecutive meetings shall exist if each other Party’s representative is present.
     5.6. Minutes.
     The chair of the Executive Committee shall maintain minutes of Executive Committee meetings and shall distribute the minutes to the Parties’ representatives within 15 days after each meeting of the Executive Committee. The minutes, when approved by all of the Parties, shall be the official record of the decisions made by the Executive Committee.
     5.7. Action Without Meeting.
     In lieu of meetings, the Executive Committee may hold telephone conference calls with all Parties’ representatives simultaneously. The Executive Committee, in lieu of deciding any matter at a meeting or by telephone conference, may act by instrument in writing signed by each Party’s representative.
     5.8. Costs.
     Each Party shall bear for its own account all costs incurred by that Party’s representative on the Executive Committee.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     5.9. No Modification of Agreement.
     The Executive Committee may not modify, amend, revise or otherwise change the terms and conditions set forth in this Agreement.
     5.10. Cooperation.
     The Parties shall cooperate with and provide the Executive Committee with information reasonably necessary for the Executive Committee to perform its duties.
6. MINE OPERATING COMMITTEE
     Buyers shall participate with Seller in the planning and oversight of Area C operations through the Mine Operating Committee. Although the Mine Operating Committee and Seller shall work together on matters of joint concern, Seller shall not be a member of the Mine Operating Committee.
     6.1. Establishment and Purpose.
(a)	A Mine Operating Committee (the “Mine Operating Committee”) is hereby established consisting of one representative appointed by each Buyer. Upon execution of this Agreement, each Buyer shall promptly designate its representative on the Mine Operating Committee by written notice given to the other Parties. Each Buyer may appoint one or more alternates to act in the absence of its designated representative. Each representative on the Mine Operating Committee may (at such representative’s Party’s cost) have such other personnel present at meetings of the Mine Operating Committee as such representative may desire. A designated representative of the Operator shall be a non-voting, ex officio member of the Mine Operating Committee.

(b)	Buyers shall from time to time select a chair of the Mine Operating Committee by the affirmative vote of Buyers owning in the aggregate not less than fifty-one percent (51%) of the Capacity; provided, however, that the vote and share of Capacity of any Buyer that owns or controls Seller shall be disregarded for purposes of determining whether the required fifty-one percent (51%) has been obtained. As used in the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise. The chair of the Mine Operating Committee shall be responsible for calling meetings and establishing agendas in consultation with other Buyers.

(c)	The Mine Operating Committee shall:
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

(i) Provide Seller with reports and analysis of operations and performance expectations with respect to Units 3 & 4 for use by Seller in developing the Annual Operating Plan.

(ii) Review and approve or disapprove the Annual Operating Plan (including all components thereof) and proposed revisions to an Approved Annual Operating Plan as provided in subsections 7.3, 7.4, 7.5, 7.6 and 7.7 of this Agreement, review and approve or disapprove acquisitions of Capital Assets as provided in subsections 7.4 and 7.8(a), and review monthly budget variance reports and quarterly budget projection reports as contemplated in subsection 7.8(b);

(iii) Meet with Seller to review any action taken and expenditure incurred by Seller in connection with an emergency affecting the Mine;

(iv) Monitor Seller’s operations, performance and results relative to the Approved Annual Operating Plan and the individual components of such plan;

(v) Annually determine in consultation with Seller the Earned Portion of the Annual Incentive Fee Per Ton pursuant to subsection 12.7(b); and

(vi) Perform any other responsibility established for it under this Agreement or otherwise assigned to it in writing by the Executive Committee.
     6.2. Decisions.
     Each Buyer, acting through its appointed representative, shall have a vote on the Mine Operating Committee. A Buyer’s representative or, in his/her absence, the alternate representative, may cast the Buyer’s vote. The Mine Operating Committee shall make decisions by majority vote of Capacity of the Buyers, except that approval of the Annual Operating Plan or any revision thereto by the Mine Operating Committee and the determination of the Mine Operating Committee’s position with respect to the Earned Portion of the Incentive Fee Per Ton pursuant to subsection 12.7(b) shall be by the super-majority vote specified in subsection 7.6. All Buyers shall be bound by any decision made by the Mine Operating Committee to approve or disapprove an Annual Operating Plan or any revision thereto and any determination by the Mine Operating Committee of its position with respect to the Earned Portion of the Incentive Fee Per Ton.
     6.3. Meetings.
     The Mine Operating Committee shall meet on or before June 15 of each Year to consider the proposed Annual Operating Plan for the following Year and otherwise by mutual agreement. Seller shall participate in meetings of the Mine Operating Committee as reasonably required to
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

present, discuss and report on its proposed Annual Operating Plan, and to report, receive reports and collaborate on matters of joint concern. Meetings of the Mine Operating Committee shall be held at Colstrip, Montana or any other mutually agreed place.
     6.4. Notice.
     The chair of the Mine Operating Committee shall give not less than fifteen days’ notice to the Parties of the meeting at which Seller presents its preliminary Annual Operating Plan and five days’ notice of each other meeting of the Mine Operating Committee. Each meeting notice shall include an agenda prepared by the chair in consultation with the Mine Operating Committee and Seller. Buyers may waive notice by unanimous written consent.
     6.5. Quorum.
     A quorum for any meeting shall exist if each Buyer is represented by its member; provided, however, that if a Buyer fails to attend two consecutive properly called and noticed meetings, then a quorum for the second of such two consecutive meetings shall exist if a representative of each other Buyer is present, in which case a majority or super-majority vote of those other Buyers shall be considered the majority or super-majority vote of all Buyers for the purposes of conducting properly noticed business.
     6.6. Minutes.
     The chair of the Mine Operating Committee shall maintain minutes of Mine Operating Committee meetings and shall distribute them to the Parties’ representatives within fifteen (15) days after each meeting. The minutes, when approved by all of the Buyers, shall be the official record of the decisions made by the Mine Operating Committee. Copies of all minutes recording decisions of the Mine Operating Committee shall be provided to Seller.
     6.7. Action Without Meeting.
     In lieu of meetings, the Mine Operating Committee may hold telephone conference calls with all Buyers simultaneously and in which each Buyer shall be represented by its representative. The Mine Operating Committee, in lieu of deciding any matter at a meeting or by telephone conference, may act by instrument in writing signed by the representatives of each Buyer on the Mine Operating Committee.
     6.8. Costs.
     Each Buyer shall bear for its own account all costs incurred by its representative on the Mine Operating Committee.
     6.9. No Modification of Agreement.
     The Mine Operating Committee may not modify, amend, revise or otherwise change the terms and conditions set forth in this Agreement.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     6.10. Cooperation of the Parties.
     Seller shall respond promptly and in good faith to Buyers’ reasonable requests for supporting information concerning the proposed Annual Operating Plan. The Parties shall cooperate with and provide the Mine Operating Committee with information reasonably necessary for the Mine Operating Committee to perform its duties.
7. ANNUAL OPERATING PLAN
     7.1. Operations Pursuant to Annual Operating Plan.
     Seller shall, in consultation with the Mine Operating Committee, prepare an Annual Operating Plan for each Year beginning with 1999 pursuant to this Section 7, and such plan shall be consistent with Merchant Plant Practice and the terms of this Agreement. Unless otherwise mutually agreed in writing by all Parties, no Approved Annual Operating Plan shall obligate Seller to supply, or any Buyer to purchase, coal from areas of the Mine other than Area C. Seller shall conduct operations, incur expenses and acquire Capital Assets for Area C only pursuant to the Approved Annual Operating Plan, except as otherwise provided in subsections 7.6 and 7.9.
     7.2. Purposes and Components of Annual Operating Plan.
     The purposes of the Annual Operating Plan shall be to provide Seller and Buyers through the Mine Operating Committee with the tools to define fuel requirements and control costs to reasonable levels. The Annual Operating Plan shall consist of the following components:
(a)	A “Mine Plan” component setting forth (i) monthly sequences under the proposed Annual Operating Plan for the Year the Annual Operating Plan shall be effective (“Year One”), (ii) quarterly sequences for mining in Area C for the subsequent Year (“Year Two”), (iii) an annual sequence for mining in Area C for the subsequent three Years (“Years 3, 4, and 5”) under a five-year mine plan, (iv) the then-current life of mine plan for Area C and (v) annual coordination of mining with coal delivery. The sequence information shall include, but shall not be limited to, information related to stripping ratios, equipment utilization, coal quality and geological models.

(b)	An “Operating Budget” component which shall include (i) the estimated Fixed Costs for the Year broken down by component, (ii) the estimated Commodity Charge per ton for the Year broken down by component, (iii) the projected coal quality for the Year, (iv) the projected quantities of coal to be delivered to the Point of Delivery during the Year, (v) the schedule of deliveries of coal to the Point of Delivery, (vi) the source or sources of coal to be delivered to Buyers during the Year and, if the supply of coal from areas of the Mine other than Area C is mutually agreed upon by all Parties, the quantity, quality, pricing and other pertinent details with respect to coal to be supplied from areas of the Mine other than Area C, (vii) the projected total quantities of coal to be mined
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from Area C during the Year, (viii) the estimated Price for the Year, as determined under Section 12 of this Agreement, and (ix) all options to satisfy all or part of the projected coal requirements of Units 3 & 4 by the acquisition of Outside Coal as contemplated by subsection 14.3, to the extent known to Seller or made known to Seller by one or more Buyers, with such acquisitions to be included in the proposed Operating Budget if warranted by Merchant Plant Practice. Seller shall also provide the Mine Operating Committee with a five-year plan projection of the Operating Budget for information purposes only.

(c)	A “Capital Budget” component which shall (i) be integrated with the Operating Budget, (ii) describe each proposed Capital Asset in detail (including but not limited to equipment or construction specifications), (iii) include cash flow forecasts, cost estimates, and proposed dates for installation or replacement in reasonable detail, and (iv) provide appropriate justification for each proposed Capital Asset. Seller shall also provide the Mine Operating Committee with a 5-year plan projection of the Capital Budget for information purposes only.

(d)	An “Environmental and Safety Plan” component which shall include environmental and safety goals and improvement focus areas.

(e)	A “Personnel Plan” component which shall include staffing, training, labor relations, employee gain sharing plans and Seller’s goals.

(f)	An “Annual Incentive Fee Plan” component which is developed as described in subsection 7.5 below.
     7.3. Review and Approval of Annual Operating Plan.
(a)	On or before September 15, 1998 and on or before May 1 of each Year beginning with 1999, Buyers shall provide Seller with the following information that will assist Seller with the preparation of the Annual Operating Plan:

(i) non-binding, good faith estimates of tonnage demand by month for the upcoming Year and annually for an additional four years;

(ii) Buyers’ required and desired coal quality targets;

(iii) the timing of any planned outages at Units 3 & 4 during the upcoming Year;
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(iv) an analysis of Units 3 & 4 performance against cost and quality parameters; and

(v) such other information as Buyers may deem relevant or that is reasonably requested by Seller in connection with the preparation of the Annual Operating Plan for the upcoming Year and the five-year components of the Annual Operating Plan.

(b)	On or before October 15, 1998 and on or before June 1 of each Year beginning with 1999, Seller shall submit a preliminary Annual Operating Plan for the next Year to each member of the Mine Operating Committee. Seller shall present and discuss the preliminary Annual Operating Plan at a meeting called by the chair of the Mine Operating Committee (in consultation with Seller) for that purpose no later than June 15. Seller shall consider the comments of the Mine Operating Committee and submit the proposed Annual Operating Plan to the Mine Operating Committee by July 15. The Mine Operating Committee shall provide Seller with notice of any specific exceptions to the Annual Operating Plan no later than August 15. Any such issues not resolved by September 1 by approval of an Annual Operating Plan by the Mine Operating Committee shall promptly be presented to the Executive Committee for resolution.
     7.4. Capital Budget Approval.
     The Parties agree that in the event Seller proposes to incur an expenditure for a Capital Asset pursuant to the Capital Budget component of an Annual Operating Plan for any Year, Seller shall also set out in its proposal its estimate of the amount of reasonable operating costs that would result as a consequence of not making such expenditure. If the Mine Operating Committee votes to reject the expenditure for such Capital Asset and Seller disagrees with such rejection, then Seller may submit the decision regarding the Capital Asset to the Executive Committee for review. If the Buyers’ representatives on the Executive Committee do not unanimously approve such expenditure, then such expenditure shall not be included in any Approved Annual Operating Plan for such Year. In such case, neither Seller nor any Buyer may dispute such Executive Committee action or decision pursuant to subsection 8.3 of this Agreement. If the expenditure for the Capital Asset is not approved (either by the Buyers’ representatives on the Executive Committee, or by action of the Mine Operating Committee when Seller does not take the matter to the Executive Committee), the Operating Budget component of the Annual Operating Plan for such Year and subsequent Years shall be adjusted to reflect the reasonable increased operating costs that are the consequence of not acquiring the Capital Asset. Neither Seller nor Buyers may dispute such adjustment to the Operating Budget pursuant to subsection 8.3 of this Agreement. The Parties further agree that acquisition of a Capital Asset by Seller or lease of a Capital Asset by Seller pursuant to a capital lease shall in either case, if pursuant to the approval processes described in this Agreement, result in
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

inclusion of the Capital Asset within the Investment Base or Intangible Capital Investment, as the case may be. Lease of an asset by Seller pursuant to a Qualified Operating Lease shall not result in inclusion of such asset within the Investment Base or Intangible Capital Investment. The rental and other amounts payable under the terms of a Qualified Operating Lease shall be operating costs for purposes of the Operating Budget component of the Annual Operating Plan. Unless the Parties otherwise mutually agree, no Approved Annual Operating Plan shall contemplate an equipment operating lease that is not a Qualified Operating Lease.
     7.5. Development of Annual Incentive Fee Plan Component.
     Seller and the Mine Operating Committee shall develop an “Annual Incentive Fee Plan” component of the Annual Operating Plan which incorporates performance standards and assigns weight to each standard. In developing the Annual Incentive Fee Plan, Seller and the Mine Operating Committee shall use their best efforts to achieve all of the following goals:
(a)	To reward Seller for:

(i) proposing an Annual Operating Plan that results in the production of power by Units 3 & 4 at the lowest practical cost consistent with Merchant Plant Practice and this Agreement;

(ii) proposing changes to an Approved Annual Operating Plan that result in the production of power by Units 3 & 4 at the lowest practical cost consistent with Merchant Plant Practice and this Agreement;

(iii) implementing the Approved Annual Operating Plan;

(iv) adhering to the Approved Operating Budget;

(v) adhering to the Approved Capital Budget;

(vi) achieving high productivity in relation to similarly situated mines in the coal industry;

(vii) appropriately mining to achieve coal quality targets set forth in the Approved Annual Operating Plan;

(viii) achieving the Mine safety goals set forth in the Environmental and Safety Plan;

(ix) achieving the goals set forth in the Personnel Plan;

(x) achieving environmental and regulatory compliance at the Mine;

(xi) achieving least-cost coal production, procurement and delivery consistent with Merchant Plant Practice and this Agreement;
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(xii) accurate budget forecasting; and

(xiii) effectively managing Outside Coal Commitments, if any.

(b)	To enable Seller to benefit from cost savings and mining efficiencies;

(c)	To measure fairly Seller’s performance against appropriate industry benchmarks;

(d)	To provide Seller with a reasonable opportunity to earn the entire Incentive Fee Per Ton;

(e)	To give Seller a fair incentive to meet the performance standards contemplated by this subsection; and

(f)	To provide flexibility to address changes in the Approved Annual Operating Plan required by law or by the operation of Units 3 & 4 and to address material changes in the quantities of coal required by Buyers (to the extent that these changes are not caused by Seller’s action or inaction).
     The Parties intend that provisions (a) through (f) of this subsection 7.5 will enable the Mine Operating Committee and Seller to tailor the Annual Incentive Fee Plan to meet changing circumstances at the Mine, at Units 3 & 4 and in the coal mining and electric generation industries. The Parties further intend that provisions (a) through (f) of this subsection 7.5 apply to matters within Seller’s control, and not to events or circumstances beyond Seller’s control, including, without limitation, deviations to the Approved Annual Operating Plan requested by the Mine Operating Committee, rejection of expenditure for a Capital Asset proposed by Seller, or deviations from an Approved Annual Operating Plan required by changes in law. The Parties do not intend to use provisions (a) through (f) to ratchet the criteria each Year so that Seller has no realistic opportunity to earn in full the Incentive Fee Per Ton; rather, the Parties intend to use provisions (a) through (f) to structure the Annual Incentive Fee Plan to give Seller a fair incentive to meet the performance standards contemplated by this subsection 7.5. Seller and the Mine Operating Committee shall reevaluate performance standards and weightings on an annual basis in the review of the Annual Operating Plan.
     7.6. Decisions on Annual Operating Plan.
     An Annual Operating Plan shall be approved only on the affirmative vote of Buyers owning in the aggregate not less than eighty-five percent (85%) of the Capacity. In the absence of an Approved Annual Operating Plan at the commencement of a Year and pending resolution of any resulting dispute under Section 8 of this Agreement, the Executive Committee may determine by unanimous agreement the interim Annual Operating Plan to implement. In the absence of such agreement, (a) if the only matter in dispute involves the Annual Incentive Fee Plan component of the Annual Operating Plan, the remainder of the Annual Operating Plan that is undisputed shall be implemented pending such resolution, or (b) if the matter in dispute involves any component of the Annual Operating Plan other than the Annual Incentive Fee Plan
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component, Seller shall mine coal from Area C in accordance with the provisions of the then expired Approved Annual Operating Plan describing the quarterly sequence for mining in Area C for Year Two (as referenced in subsection 7.2(a)), including the cost estimates for such Year Two quarterly mine sequences described in such plan for the then current Year; provided, however, that if the disputed matter involves capital expenditures, such matter shall be deemed resolved in favor of not incurring the capital expenditure(s), and the Operating Budget component shall be appropriately, adjusted to take into account such deemed decision, pending resolution of which Annual Operating Plan is adopted as the Approved Annual Operating Plan for the then current Year. In the absence of direction from the then expired Approved Annual Operating Plan and this subsection 7.6, Seller shall operate and maintain Area C in accordance with reasonable operating practices consistent with Merchant Plant Practice and this Agreement.
     7.7. Revisions to the Approved Annual Operating Plan.
     The Parties intend that an Approved Annual Operating Plan may be revised as provided in this subsection 7.7 to account for changes in circumstances from those anticipated when such plan was approved.
          7.7.1. Revisions resulting from material changes.
     If an unanticipated material change in circumstances, as described in this subsection 7.7.1, occurs, either Seller or any Buyer may at any time propose that the Approved Annual Operating Plan be revised by submitting such proposed revision in writing to each member of the Mine Operating Committee, and to Seller if the revision is proposed by a Buyer. For the purposes of this subsection 7.7.1, to be material a change in circumstances must meet one of the following criteria:
(a)	The change requires a revision to an Approved Annual Operating Plan to comply with law or Merchant Plant Practice;

(b)	The change involves a variance (positive or negative) in the total tonnage of coal anticipated to be delivered to Buyers for the Year which is greater than or equal to [**] percent ( [**]%) of the tonnage for the Year reflected in the Approved Annual Operating Plan; or

(c)	The change involves a variance in the average Variable Charge per ton for coal to be delivered for the Year which is greater than or equal to [**] percent ( [**]%) of the average Variable Charge per ton reflected by the Approved Annual Operating Plan.
     The date on which the proposed revision to the Approved Annual Operating Plan is submitted to each member of the Mine Operating Committee shall be considered the “Submission Date.” The Mine Operating Committee and Seller shall meet to consider changes and to approve or disapprove the revision to the Approved Annual Operating Plan no later than thirty (30) days after the Submission Date. Seller and the Mine Operating Committee shall approve a revision to an Approved Annual Operating Plan if it constitutes the most practical cost-effective plan for conforming to Merchant Plant Practice and this Agreement in the
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circumstances. A proposed revision to an Approved Annual Operating Plan submitted by Seller shall be approved only on the affirmative vote of Buyers owning in the aggregate not less than eighty-five percent (85%) of the Capacity. A proposed revision to an Approved Annual Operating Plan submitted by one or more Buyers shall be approved only (i) with the approval of Seller plus (ii) the affirmative vote of Buyers owning in the aggregate not less than eighty-five percent (85%) of the Capacity. If a revision proposed pursuant to this subsection 7.7.1 is not so approved within fifty (50) days after the Submission Date, any Party may require the dispute be submitted for resolution pursuant to subsection 8.1 below. During the pendency of any such dispute resolution, Seller shall continue to operate and maintain the Mine in accordance with the existing Approved Annual Operating Plan, except to the extent required otherwise by law or to address an emergency pursuant to subsection 7.9.
          7.7.2. Other proposed revisions to an Approved Annual Operating Plan.
     Either Seller or any Buyer may at any time propose that the Approved Annual Operating Plan be revised for any reason other than those set out in subsection 7.7.1 by submitting the proposed revision in writing to each member of the Mine Operating Committee, and to Seller if the revision is proposed by a Buyer. The Seller and the Mine Operating Committee shall address such proposed revision in a timely manner. A proposed revision to an Approved Annual Operating Plan submitted by Seller shall be approved only on the affirmative vote of Buyers owning in the aggregate not less than eighty-five percent (85%) of the Capacity. A proposed revision to an Approved Annual Operating Plan submitted by one or more Buyers shall be approved only (i) with the approval of Seller plus (ii) the affirmative vote of Buyers owning in the aggregate not less than eighty-five percent (85%) of the Capacity. If a revision proposed pursuant to this subsection 7.7.2 is not so approved, no Party shall be entitled to submit the dispute for resolution pursuant to subsection 8.1 or otherwise.
     7.8. Reporting on Approved Annual Operating Plan.
(a)	For any Capital Asset included in the Approved Capital Budget which has a budgeted cost in excess of $500,000, Seller shall provide the Mine Operating Committee with a copy of the successful bid(s) for such Capital Asset before Seller executes a contract, purchase order, or other written binding obligation for such Capital Asset, so that the Mine Operating Committee may, within fifteen (15) days after receipt thereof, verify that the total cost of the Capital Asset as reflected in such bid(s) is not or is not likely to be more than ten percent (10%) over the budgeted cost, and provide final approval, for acquisition of such Capital Asset; provided, however, (1) if the total cost of the Capital Asset as reflected in such bid(s) is less than or equal to the budgeted cost of such Capital Asset as set forth in the Approved Annual Operating Plan, the Mine Operating Committee shall be deemed to have provided such verification and final approval, and (2) if the total cost of the Capital Asset as reflected in such bid(s) is greater than the budgeted cost of such Capital Asset as set forth in the Approved Annual Operating Plan, then if the Mine Operating
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Committee does not approve the acquisition or fails to act within such fifteen (15) day period, the matter shall be deemed to be in dispute and shall be submitted to the Executive Committee for resolution of such dispute. In the event the Executive Committee is unable to resolve the dispute, the Capital Asset shall be deemed rejected as described in subsection 7.4, the matter shall not be subject to further dispute resolution, and the Operating Budget component of the Approved Annual Operating Plan for the Year in question and subsequent Years shall be adjusted to reflect the reasonable increased operating costs that are the consequence of not acquiring the Capital Asset.

(b)	In addition to other reports Seller is required to provide under this Agreement, Seller shall provide the following reports to the Mine Operating Committee: (i) monthly budget variance reports that show budget-to-actual expenditures for the preceding month, for both the Approved Capital Budget and the Approved Operating Budget; and (ii) quarterly budget projection reports that show projected expenditures versus budgeted amounts for the following quarter, for both the Approved Capital Budget and the Approved Operating Budget. Such reports shall keep the Mine Operating Committee notified of Seller’s performance and of any anticipated departures for the Year from the Approved Capital Budget, or any anticipated departure for the Year from the Approved Operating Budget. Seller shall promptly propose a revision to the Approved Annual Operating Plan under subsection 7.7 when the anticipated departure from the Approved Capital Budget exceeds ten percent (10%) or the anticipated departure from the Approved Operating Budget exceeds five percent (5%), and the Mine Operating Committee shall use best efforts to review, modify and approve or disapprove the proposed revision to the Approved Annual Operating Plan as promptly as possible in accordance with subsection 7.7. The revised Approved Annual Operating Plan shall thereafter govern for reporting purposes. Disputes concerning a proposed revision to an Approved Annual Operating Plan shall be resolved as provided in subsections 7.7.1 and 8.1.

(c)	In the event that Seller fails to notify the Mine Operating Committee in a timely manner of any anticipated departures for the Year from the Approved Capital Budget, or any anticipated departure for the Year from the Approved Operating Budget, and to promptly propose a revision to the Approved Annual Operating Plan under subsection 7.7 when the anticipated departures exceed ten percent (10%) and five percent (5%) respectively, and the cost of coal to Buyers exceeds the Approved Operating Budget for such Year by more than ten percent (10%), then the aggregate Earned Portion of the Incentive Fee Per Ton for such Year shall be
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

reduced on a dollar for dollar basis by the difference between the cost of coal to Buyers and one hundred ten percent (110%) of the Approved Operating Budget (adjusted as appropriate to account for expenditures required by changes in law not reasonably anticipated at the time of the approval of the Approved Operating Budget for such Year and to account for changes in Buyers’ requirements for coal for such Year if such requirements vary by more than ten percent (10%) from the projections included in such Approved Operating Budget).
     7.9. Emergency.
     Notwithstanding any other provision of this Agreement, if an emergency threatens life, limb or property or the safety, integrity or operability of the Mine or requires immediate action in order to comply with laws, orders, rules or regulations, Seller may take such action whether or not consistent with the Approved Annual Operating Plan as in its sole discretion, reasonably exercised, it may deem prudent or necessary to end the emergency; the Parties intend, however, that Seller will not invest in Capital Assets to respond to any such emergency. Seller shall notify Buyers promptly of any such action with all relevant details associated therewith and with the costs incurred as a result of the emergency. The Approved Annual Operating Plan shall automatically be revised to include all costs for which Seller is entitled to reimbursement pursuant to this subsection 7.9.
8. RESOLUTION OF DISPUTES
8.1.	Failure to Approve an Annual Operating Plan, Approve a Proposed Revision to an Approved Operating Plan or Agree Upon the Earned Portion of the Incentive Fee Per Ton.
     If (a) the Mine Operating Committee does not approve a proposed Annual Operating Plan by September 1, as required by subsection 7.3, (b) the Seller and the Mine Operating Committee do not approve a proposed revision to an Approved Annual Operating Plan, by the time specified in subsection 7.7.1, or (c) Seller and the Mine Operating Committee are unable to agree on the Earned Portion of the Incentive Fee Per Ton for a Year by March 1 of the subsequent Year, then any Party may by notice to the other Parties require that the Executive Committee meet to resolve the dispute within a further thirty (30) days. Seller and the Mine Operating Committee may each present its position to the Executive Committee and may support its position with reports prepared by consultants. Any Buyer may submit to the Executive Committee its own statement in support of the position of Seller or of the Mine Operating Committee. If the Executive Committee does not resolve the dispute by unanimous agreement within the further thirty (30) day period and (a) the dispute is with respect to the determination of the Earned Portion of the Incentive Fee Per Ton, Seller and the Mine Operating Committee (based upon a vote of the Buyers pursuant to subsection 6.2) shall each within a further five (5) business days give all Parties notice of a final proposed Earned Portion of the Incentive Fee Per Ton; and either Seller or the Buyers acting through the Mine Operating Committee may thereafter submit the dispute to arbitration pursuant to subsection 8.3 below; or (b) the dispute is with respect to an Annual Operating Plan or revision to an Approved Annual Operating Plan, Seller’s representative
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on the Executive Committee and each Buyer’s representative on the Executive Committee (individually or as part of a group of Buyers) shall give the other Parties notice of a final proposed Annual Operating Plan or revision to the Approved Annual Operating Plan, as the case may be; and any Party may then submit the dispute to arbitration pursuant to subsection 8.3 below. If the dispute involves an Annual Operating Plan, each of Seller and Buyers (individually or collectively, as they may severally choose) shall submit in such arbitration both its proposed Annual Operating Plan and a document setting forth why the arbitrator should adopt that Party’s plan as opposed to any other Party’s plan, including how operations would be affected if the other Party or Parties prevail(s) on the disputed item, such that the arbitrator comprehends such Party’s position with respect to the impact on the Annual Operating Plan both if such Party prevails and if such Party does not prevail on the disputed matter(s).
     8.2. Disputes Regarding Cost Charges Other Than Earned Portion of the Incentive Fee Per Ton.
     If the Parties to a dispute regarding any costs charged under this Agreement, other than the Earned Portion of the Incentive Fee Per Ton, are unable to resolve the dispute, any Party involved in the dispute may by written notice to the other involved Parties require that each of such Parties designate a representative with authority to resolve the dispute, and that the representatives of such Parties meet to resolve the dispute within thirty (30) days. If the representatives are unable to resolve the dispute within the thirty (30) day period, Seller’s representative and either (i) the Mine Operating Committee (based upon a vote of the Buyers pursuant to Section 6.2) if the cost in dispute applies to all of the Buyers and all of the Buyers choose to dispute the cost, (ii) the representatives (acting jointly) of multiple but less than all of the Buyers if the cost in dispute is disputed by multiple but less than all of the Buyers or (iii) the representative of the affected Buyer if the cost in dispute applies only to an individual Buyer or only one Buyer chooses to dispute the cost, shall within a further five (5) business days give all Parties involved in the dispute notice of a proposed final resolution of the dispute. Seller, the Buyers acting through the Mine Operating Committee with respect to cost disputes affecting the Buyers as a group, multiple but less than all Buyers acting through their representatives (acting jointly) with respect to cost disputes disputed by multiple but less than all Buyers, or an individual Buyer with respect to cost disputes affecting an individual Buyer, may then submit the resolution of the dispute to arbitration under subsection 8.3.
     8.3. Arbitration Process.
     Each arbitration under this Section 8 shall be before one neutral arbitrator selected unanimously by the Executive Committee; if the Executive Committee is unable to agree unanimously upon the selection, then the arbitrator shall be selected in accordance with the Commercial Rules of the American Arbitration Association. For disputes described in subsection 8.1, the arbitrator shall be (i) recognized as knowledgeable regarding the western surface coal mining industry, (ii) neither an employee (or retired or previous employee) of any Party, nor a person with any substantial relationship with any Party, nor a person having any financial or professional interest in the outcome of the arbitration and (iii) experienced in evaluating mining plans for surface coal mines. For disputes described in subsection 8.2, the arbitrator shall be (i) recognized as knowledgeable regarding cost accounting in the western surface coal mining industry, and (ii) neither an employee (or retired or previous employee) of any Party, nor a
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

person with any substantial relationship with any Party, nor a person having any financial or professional interest in the outcome of the arbitration. The arbitration shall be held in Denver, Colorado pursuant to the Expedited Procedures of the Commercial Rules and the arbitrator shall render a decision by using “last best offer arbitration.” In the event the selected arbitrator fails to issue his or her decision within sixty (60) days of his or her selection, such arbitrator shall be replaced immediately at the request of any Party to the arbitration. In the case of an arbitration pursuant to subsection 8.1 regarding approval of an Annual Operating Plan or a proposed revision to an Approved Annual Operating Plan, the arbitrator shall approve only one of the proposed Annual Operating Plans or revisions by determining which proposed final resolution of the dispute is the most practical cost-effective plan for conforming with Merchant Plant Practice and this Agreement in the circumstances. The Annual Operating Plan approved by the arbitrator shall constitute the Approved Annual Operating Plan for the Year in question. In the case of an arbitration under subsection 8.1 regarding the Earned Portion of the Incentive Fee Per Ton for a Year, the arbitrator shall approve only one of the proposed Earned Portion of the Incentive Fees Per Ton by determining which of the two proposed final resolutions of the dispute most closely reflects Seller’s performance relative to the Annual Incentive Fee Plan for the subject Year. In the case of an arbitration under subsection 8.2 involving a dispute regarding costs charged under this Agreement, the arbitrator shall approve only one of the two proposed final resolutions for each such dispute by determining which proposed final resolution most closely comports with this Agreement. Seller and the Buyers collectively (with each Buyer bearing a proportionate part of the Buyers’ collective share of such fees and expenses in accordance with such Buyer’s proportionate ownership of Capacity) shall each bear one-half of all fees and expenses of any arbitration under this subsection 8.3 involving the Mine Operating Committee and Seller, and Seller and any individual Buyers) shall, respectively, each bear one-half of all fees and expenses of any arbitration involving a cost dispute affecting only that individual Buyer(s); however, each Party shall bear the expenses of its own counsel, experts, witnesses, and preparation. Judgment may be entered upon the arbitrator’s award in any court having jurisdiction; provided, however, any such award which does not conform to the “last best offer” form of arbitration contemplated by this subsection 8.3 shall be invalid and of no effect, and the dispute related thereto shall be resubmitted to arbitration consistent with the requirements of this subsection 8.3.
8.4. Resolution of Other Disputes.
     Those disputes described in subsections 8.1, 8.2, 12.6, 12.7, 15.2.D. and subsection 3.5(c) of Exhibit B hereto, but only such disputes, shall be resolved exclusively by arbitration under subsection 8.3. In addition, (i) the exclusive and final mechanism for resolution of the accounting issues identified at subsections 12.3.2 and 12.5.5 shall be through the use of an independent accounting firm as described in those provisions, (ii) the exclusive and final mechanism for resolution of disputes involving coal analysis shall be the use of an independent commercial laboratory as described in Section 11, (iii) the exclusive and final mechanism for resolution of disputes involving acquisition of Capital Assets shall be as set forth in subsection 7.4 and (iv) the exclusive and final mechanism for resolution of disputes under subsection 15.3(d) shall be as described in subsection 15.3(d). All other disputes may be resolved as permitted by law, subject only to the conditions precedent that (i) any complaining party shall first bring its dispute to the attention of the Executive Committee by written notice to its members which shall meet to resolve the dispute within a further thirty (30) days and (ii) if not resolved by the Executive
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Committee, then the complaining Party shall first offer to submit the matter to non-binding mediation for a period of sixty days and participate in good faith in such mediation.
9. DELIVERY, WEIGHING AND TRANSPORTATION
     9.1. Point of Delivery.
     The coal sold hereunder shall be delivered to Buyers at the western end of the coal conveyor system utilized for the transportation of coal from Area C to Units 3 & 4 (“Point of Delivery”).
     9.2. Weight and Scales.
     All coal delivered hereunder shall be weighed by Seller at the Point of Delivery, and these weights shall be used for billing purposes. Scales to be used for weighing shall be calibrated at such frequency as is required or recommended by Western Weighing and Inspection Bureau and using Western Weighing and Inspection Bureau standards. Buyers, at their sole expense, may have a representative present to observe any testing, calibration or certification of the scales. If upon calibration the scales are found to be in error or inaccurate by one percent (1%) or more, the scales shall be recalibrated for future shipments, the Parties shall use their best efforts to estimate the correct amount of coal delivered during the period affected by such error or inaccuracy by the best available means, and any appropriate adjustments shall be made. Buyers may inspect Seller’s weighing facilities and may make such verification of accuracy of weights as Buyers deem necessary.
     9.3. Scheduling Deliveries.
     Consistent with the Approved Annual Operating Plan, Seller and Buyers shall cooperate in scheduling daily and monthly coal deliveries in order to accommodate Buyers’ changing fuel requirements. The Parties shall also cooperate in the same manner in notifying each other in advance of scheduled outages or downtime in order to avoid unnecessary inconvenience and delay and to facilitate efficient use of said downtime by each Party and to the extent reasonably possible to assure Buyers of an opportunity to increase their stock pile of coal for use during downtime at the Mine. Subject to these reciprocal obligations, Seller shall maintain the capability of making continuous coal deliveries to Buyers within the design limitations of Buyers’ coal receiving facilities. During any period in which Seller is for any reason unable to supply coal from Area C at a rate of delivery sufficient to sustain Units 3 & 4 generation at the level desired by Buyers, Seller shall use its best efforts to supply an amount of coal up to 60,000 tons, as designated by Buyers, to Units 3 & 4 from other areas of the Mine. If Seller is unable to supply such 60,000 tons of coal from other areas of the Mine so as to achieve such rate of delivery, then Seller shall pay the reasonable costs incurred by Buyers in taking coal from Buyers’ dead storage and replacing the same amount in such dead storage. Seller’s obligation to pay such costs shall be limited for any single delivery interruption to payments with respect to 60,000 tons, less all tons delivered to Buyers from areas of the Mine other than Area C during such interruption.
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10. QUALITY
     10.1. Applicable to Coal from Seller’s Mine.
     This Section 10 shall be applicable to coal delivered by Seller from Area C, and shall not be applicable to coal delivered by Seller from outside sources other than Area C.
     10.2. Coal Specifications.
     The coal sold and delivered hereunder shall be [**] inch size and no pieces shall be larger than [**] inches in any dimension. The coal shall be unwashed, undried and untreated by oil or other chemical agents, unless such additional preparation is mutually agreed upon. The coal shall be from the Rosebud seam or shall be coal of equivalent quality. Buyers recognize that coal sold and delivered hereunder has inherent qualities which cannot be changed, but Seller shall make all reasonable efforts to produce coal which has the average quality represented in subsection 10.3 and shall be generally free of overburden, underclay and other nonintrinsic material which can be kept out or removed by exercising reasonable care during mining, processing and loading of the coal.
     10.3. Average Coal Quality and Characteristics.
     The coal is sub-bituminous and as delivered to Units 3 & 4 shall have average quality and characteristics approximately as follows:
ROSEBUD SEAM
COAL ANALYSIS
On As-Received Basis

Proximate Analysis
Component	% By Weight
Moisture	[**]
Volatile Matter	[**]
Fixed Carbon	[**]
Ash	[**]

Total	100.00

Ultimate Analysis
Component	% By Weight
Carbon, C	[**]
Hydrogen, H2	[**]
Sulfur, S	[**]
Oxygen, 02	[**]
Nitrogen, N2	[**]
Moisture, H20	[**]
Ash	[**]

Total	100.00
Btu/lb.                                    [**]
Grindability Index (Hardgrove)                [**]
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Ash Fusion Temperature, °F

Oxidizing
Initial Deformation	[**]
Softening (H+W)	[**]
Softening (H=1/2W)	[**]
Fluid	[**]

Reducing
Initial Deformation	[**]
Softening (H+W)	[**]
Softening (H=1/2W)	[**]
Fluid	[**]
     10.4. Minimum and Maximum Characteristics.
     Buyers and Seller agree that the coal to be delivered from Area C under this Agreement shall be mine-run coal and will fluctuate as to quality and characteristics; however, Seller guarantees that the coal shall not be less than the minimum nor more than the maximum specifications following:

Characteristic	Specification
Maximum moisture content (as received)	[**]	%
Maximum ash content (as received)	[**]	%
Maximum sulfur content (as received)	1.5%
Minimum ash fusion temperatures, °F in reducing atmosphere:
Initial Deformation	[**]
Softening	[**]
Fluid	[**]
Minimum Grindability (Hardgrove)	[**]
Minimum Btu/lb. (as received)	[**]
     10.5. Nonconforming Coal.
     Except as may be specified otherwise in the Approved Annual Operating Plan, should the coal as received fail to conform to the minimum or maximum specifications set forth in subsection 10.4 when calculated as a weighted average over a thirty (30) day period, Buyers may suspend acceptance of any further shipments of such coal hereunder until they receive reasonable assurance from Seller that future deliveries will conform to the specifications. During such
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

suspension period, Seller shall supply Buyers with the quality and quantity of coal agreed upon herein from other sources at no increased cost to Buyers.
11. SAMPLING AND ANALYSIS
     At least one representative sample from each twenty-four (24) hours of coal deliveries hereunder shall be taken by Operator using Buyers’ sampling equipment. Buyers and Seller shall have the right to have a representative present at any and all times to observe the sampling. An independent third party testing laboratory unanimously selected by Buyers and Seller shall assure the integrity of the samples taken as consistent with American Society for Testing Materials (“ASTM”) standards. Such independent third party testing laboratory shall ensure that all samples are divided into not less than four (4) parts and put in suitable airtight containers, the second, third and fourth containers to be held available by the testing laboratory for a period of ninety (90) days after the end of the calendar month in which such sample was taken. The independent third party testing laboratory shall analyze the first part. Buyers and Seller may analyze at their own sole expense the second and third parts, respectively. The fourth part shall be for analysis if a dispute arises regarding the independent laboratory’s initial analysis. All sampling and analysis shall be performed in accordance with ASTM standards unless other methods are agreed upon unanimously by Buyers and Seller. Buyers and Seller shall each receive from the independent laboratory a copy of the report of each analysis. If no Party takes exception to the independent laboratory’s analysis within sixty (60) days after receipt of the report, the laboratory’s analysis shall be deemed conclusive. If any Party takes exception to the laboratory analysis, the dispute shall be referred to a commercial testing laboratory selected by the disputing Parties. The results of such commercial testing laboratory analysis shall be controlling and shall not be subject to further review. The cost of the analysis made by such latter commercial laboratory shall be shared equally between Seller and Buyers.
12. PRICE AND PAYMENT
     12.1. Determination of Price.
     For the period prior to July 1, 2000, the Price to be paid by Buyers for coal delivered by Seller hereunder from Area C shall be determined in accordance with Exhibit B. Commencing July 1, 2000 and continuing through December 31, 2019, the Price to be paid by Buyers for coal delivered by Seller hereunder from Area C shall be as provided in this Section 12.
     12.2. Price Components.
     The Price for coal delivered by Seller hereunder from Area C on and after July 1, 2000 shall be on a cost-plus basis where Buyers pay their proportionate share of actual labor and other costs following a least-cost mine plan as reflected in the Approved Annual Operating Plan. The Price shall be the price per ton computed from the sum of Fixed Costs, as defined in subsection 12.3, and the Commodity Charge. The “Commodity Charge” shall include the Variable Charge, ROI, Fixed Fee Per Ton, Incentive Fee Per Ton and Royalties and Production Taxes, all as defined and determined pursuant to subsections 12.4, 12.5, 12.6, 12.7 and 12.8 below. No cost or credit in one component of Price shall be duplicated in another component of Price. Such Price is f.o.b. the Point of Delivery.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     12.3. Fixed Costs.
     “Fixed Costs” shall be equal to the actual costs for the Year for:
(a)	[**]or other [**] to [**]hereunder to [**];

(b)	[**]on [**];

(c)	all costs of [**];

(d)	[**];

(e)	[**];

(f)	[**]costs for [**]and [**]; and

(g)	appropriate administrative & general (“A&G”) expenses, including [**]and [**]for [**]and [**]the Mine, whether [**]the Mine.
          12.3.1. Depreciation rates.
     Depreciation rates shall be determined by Seller from time to time using [**] methods over the useful economic life of the assets and shall otherwise be consistent with generally accepted accounting principles as applied to the surface coal mining industry as determined by Seller’s independent auditors.
          12.3.2. A&G expenses.
     A&G expenses shall reflect an appropriate apportionment to Units 3 & 4 of the reasonable and necessary administrative & general expenses for the entire Mine. Buyers and Seller agree to engage an independent accounting firm to determine in 1998:
(a)	The appropriate administrative & general expense accounts for operating the Mine as a whole;

(b)	Whether the amounts of Seller’s administrative & general expenses are reasonable in amount; and

(c)	Fair allocation mechanisms to apportion reasonable administrative & general expenses for the Mine to Units 3 & 4 and between the coal supply to the Point of Delivery and the coal transportation from the Point of Delivery to Units 3&4.
     The independent accounting firm’s determinations of the foregoing issues shall be the basis for determining A&G expenses applicable to Units 3 & 4 subsequent to June 30, [**].
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          12.3.3. Payment of Fixed Costs.
     For the period July 1, 2000 through December 31, 2000, Fixed Costs shall be paid initially in monthly installments at the rate of one-sixth (1/6) of the amount estimated for such six months in the Approved Operating Budget described in subsection 7.2 above. Thereafter, Fixed Costs shall be paid initially in monthly installments at the rate of one-twelfth (1/12) of the amount estimated for the Year pursuant to the Approved Operating Budget described in subsection 7.2 above. Within forty-five (45) days after the end of each Year, Seller shall provide Buyers a calculation of the actual Fixed Costs for the Year and debit or credit Buyers for the difference between the estimated and actual Fixed Costs. Among the Buyers, responsibility for Fixed Costs shall be allocated on the basis of their percentage ownership of Capacity.
     12.4. Variable Charge.
     The “Variable Charge” shall be a per ton charge equal to the actual variable costs directly incurred in mining and delivering each ton of coal to the Point of Delivery. These variable costs include:
(a)	[**]costs, including [**]and [**]and [**];

(b)	[**];

(c)	[**]and [**]or [**]in the [**]or [**];

(d)	Costs for [**]and [**] in connection with [**]and [**]of [**] and [**] ;

(e)	Costs of [**] ;

(f)	[**] and [**] if [**] or [**] or [**] ;

(g)	[**] of [**] on [**] ; and

(h)	Costs of [**] and, with respect to [**] if any [**] in [**] with [**] .
          12.4.1. Imported or exported equipment.
     In no event shall any of the following costs be included in the Variable Charge or otherwise allocated to Buyers: (i) costs incurred in connection with moving any equipment out of or returning to Area C in connection with the use of such equipment outside of Area C; or (ii) any operating costs allocable to the operation of equipment outside of Area C. If Seller uses any equipment that is dedicated to a mining area other than Area C to produce coal in Area C for delivery to Buyers under this Agreement, Buyers shall pay as part of the Variable Charge the reasonable costs incurred in connection with moving such equipment into and out of Area C and the operating costs allocable to the operation of such equipment in Area C, all multiplied by the number of tons of coal produced in Area C for delivery to Buyers under this Agreement using such equipment, and divided by the total number of tons of coal produced in Area C using such equipment.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

          12.4.2. Payment of Variable Charge.
     The Variable Charge shall be paid initially based on the per ton estimate of variable costs for the calendar year developed pursuant to the Operating Budget described in subsection 7.2 above. Within forty-five (45) days after the end of each calendar quarter, Seller shall provide Buyers a calculation of the actual variable costs described above in this subsection 12.4 for the calendar quarter and debit or credit Buyers for the difference between the estimated and actual variable costs of providing coal to Buyers under this Agreement. The debit or credit applied to each individual Buyer shall be a direct function of the ratio of the tons taken by such Buyer to the tons taken by all Buyers under this Agreement.
     12.5. Return on Investment.
     Return on Investment (“ROI”) shall be a per ton charge to provide Seller a return on its capital investment in Area C, including Area C equipment and including intangibles. ROI shall be the sum of two values:
(a)	The pre-July 1, 2000 ROI rate multiplied by the pre-July 1, 2000, Investment Base and pre-July 1, 2000, Intangible Capital Investment; plus

(b)	The post-June 30, 2000 ROI rate multiplied by the post-June 30, 2000, Investment Base and post-June 30, 2000 Intangible Capital Investment.
     The ROI rate to be applied to the pre-July 1, 2000 Investment Base and pre-July 1, 2000 Intangible Capital Investment shall be determined pursuant to subsection 12.5.1, below. The ROI rate to be applied to the post-June 30, 2000 Investment Base and post-June 30, 2000 Intangible Capital Investment shall be determined pursuant to subsections 12.5.2 and 12.5.3, below. Investment Base shall be determined pursuant to subsection 12.5.4, below, and the Intangible Capital Investment shall be determined pursuant to subsection 12.5.5, below.
          12.5.1. ROI rate for pre-July 1, 2000 investments.
     The ROI rate for investments hereunder made prior to July 1, 2000 shall be a pre-tax rate of [**] % per annum. Such rate shall not be subject to adjustment for changes in tax rates, and shall not be subject to adjustment for market changes in the cost of capital until July 1, 2005. Beginning July 1, 2005, and each July 1 thereafter, the pre-tax ROI of [**] % per annum shall be adjusted for one half (1/2) the difference (plus or minus) between (a) the arithmetic mean of the Treasury Bond Rate as of the first day of the month for each of the preceding 60 months and (b) 6%. (For example, if the five-year monthly rolling average for Treasury Bonds at July 1, 2005 is 4%, then the [**] % ROI rate would be reduced by one half of 2%, with a resulting ROI rate of [**] %).
          12.5.2. ROI rate on post-June 30, 2000 investments.
     The ROI rate for tangible or intangible investments made hereunder on or after July 1, 2000, in lieu of the rate specified in subsection 12.5.1 above, shall be calculated as of the date
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Seller executes a purchase order or otherwise becomes legally bound to make the capital investment, following approval for such investment pursuant to subsections 7.3 and 7.4 above. The full amount by which such then-current Treasury Bond Rate is greater than or less than 6% per annum, shall be added to or subtracted from, as the case may be, a pre-tax ROI rate of [**] % to determine the ROI rate applicable to the specific investment.
          12.5.3. Melding of ROI rates for post-June 30, 2000 investments.
     At the end of each Year in which new investments are made after June 30, 2000 pursuant to subsections 7.3 and 7.4, the ROI rate for investments made in such Year shall be melded with the ROI rate for previous investments made subsequent to June 30, 2000, on a weighted-average basis to achieve a new ROI rate for all existing investments. (For example, if the post-June 30, 2000 existing investment as of December 31, 2002 (net of depreciation through such date) is $4 million at a pre-tax ROI rate of [**] % and $1 million of new investment is made during the current Year at a pre-tax ROI rate of [**] %, then the melded going forward ROI for post-June 30, 2000 net investments of $5 million would be [**] %).
          12.5.4. Investment Base.
     “Investment Base” shall be equal to the Area C mine investment made by Seller less (a) accumulated depreciation and (b) gains on the sale of Capital Assets included in Investment Base prior to such sale. “Investment Base” shall include a reasonable amount for working capital related to maintaining parts and warehouse inventory (but not pit inventory); such reasonable amount for working capital shall be considered a pre-June 30, 2000 investment. (As of January 1, 1998, Investment Base is approximately $ [**] million; in addition, Seller will dedicate to Area C as of June 30, 2000 an 8050 dragline with a capital cost of $ [**] million.) Investment Base shall include expenditures for tangible Capital Assets made by Seller subsequent to January 1, 1999 to the extent they are made pursuant to an Approved Capital Budget subject to the provisions of subsections 7.3, 7.4, 7.7 and 7.8. For any Year, Investment Base shall be equal to the average of the beginning and ending Year balances. (For example, if the pre-July 1, 2000, net investment as of January 1 of a Year is $ [**] million and the pre-July 1, 2000, net investment as of December 31 of such Year is $ [**] million, then the pre-July 1, 2000, Investment Base for the Year is $ [**] million.)
          12.5.5. Intangible Capital Investment.
     “Intangible Capital Investment” shall include:
(a)	Current intangible capital investment, less amortization, as of January 1, 1998 of $ [**] million;

(b)	Actual costs of intangible capital investment planned to be made in 1998 for Area C lease acquisition (estimated to be $ [**] million), if made; and

(c)	Any new investments in Capital Assets made by Seller which are made with the prior approval of the Mine Operating Committee pursuant to subsections 7.4 and 7.8(a) above, and which are
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properly classified as intangibles consistent with the determinations of the independent accounting firm as provided below.
     All charges paid by Buyers for depletion pursuant to subsection 12.4(g) shall be deducted from all items (a)-(c) above to calculate Intangible Capital Investment. For any Year, Intangible Capital Investment shall be equal to the average of the beginning and ending Year balances. (For example, if the net post-June 30, 2000 investment as of January 1 of a Year is $ [**] million and the net post-June 30, 2000 investment as of December 31 of such Year is $ [**] million, then the Intangible Capital Investment for the Year is $ [**] million.) Buyers and Seller shall engage the same independent accounting firm selected pursuant to subsection 12.3.2 to determine in 1998 for use from and after July 1, 2000:
(i) The appropriate intangible capital investment accounts for operating Area C;
(ii) Whether the amounts of Seller’s intangible capital investments are reasonable in amount; and
(iii) Fair allocation mechanisms to apportion reasonable intangible capital investments to Units 3 & 4.
     The independent accounting firm’s determinations of the foregoing issues shall be made in accordance with generally accepted accounting principles as applied to the surface coal mining industry and shall be the basis for determining Intangible Capital Investment applicable to Units 3 & 4.
          12.5.6. Payment of Return on Investment.
     The ROI charge for the period July 1, 2000 through December 31, 2000 shall be paid on a pro rata basis to the first [**] tons of coal delivered to Buyers on or after July 1, 2000 and shall be based on the estimated ROI for the last six months of such Year. For each Year subsequent to 2000, the ROI charge shall be paid-on a pro rata basis on the first 5,000,000 tons of coal delivered that Year to the Buyers, whether delivered to Buyers by Seller or by deliveries of Outside Coal, and shall be based on the estimated ROI for such Year. Within forty-five (45) days after the end of each Year, Seller shall provide Buyers a calculation of the actual ROI for the Year and debit or credit Buyers for the difference between the estimated and actual ROI Among the Buyers, responsibility for payment of the ROI charge shall be allocated on the basis of their percentage ownership of Capacity irrespective of the actual purchases of coal by each individual Buyer.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     12.6. Fixed Fee Per Ton.
     “Fixed Fee Per Ton” shall be a per ton profit charge for each ton of coal delivered by Seller to Buyers under this Agreement. The Fixed Fee Per Ton charge as of July 1, 2001 shall be $.40 per ton, and it shall be adjusted every January 1 and July 1 subsequent to July 1, 2001 for inflation or deflation subsequent to July 1, 2000. To compute new values, the Parties shall use the [**] , first published for the three-month period ending July 1, [**] as the base. Expressed mathematically, the formula is as follows:
FFPT = $.40/ton * (Gx)/(G1)
where:

FFPT	=	Fixed Fee Per Ton, as adjusted

Gx	=	[**] first published for the three-month period ending the preceding October 1 (in the case of a January 1 adjustment) or April 1 (in the case of a July 1 adjustment)

G1	=	[**] first published for the three-month period ending July 1, [**]
     If the [**] ( [**] ) ceases to be published by the [**] or any other federal agency or is rebased or otherwise modified, such index shall be replaced by a substantially equivalent index that, after necessary adjustment, if any, provides the most reasonable substitute for such index and which is mutually agreeable to Buyers and Seller. If an agreement cannot be reached with ninety (90) days of discontinuance of such index, then the matter shall be submitted to the Executive Committee for dispute resolution, and if the Executive Committee does not resolve the dispute within thirty (30) days thereafter, the matter shall be submitted to binding “last best offer” arbitration pursuant to subsection 8.3.
     12.7. Incentive Fee Per Ton.
(a)	“Incentive Fee Per Ton” shall be a charge for each-ton of coal delivered by Seller to Buyers under this Agreement in a Year. The Incentive Fee Per Ton charge shall be $.35 per ton as of July 1, 2000. The Incentive Fee Per Ton shall thereafter be adjusted every January 1 and July 1 subsequent to July 1, 2001 for inflation or deflation subsequent to July 1, 2000. To compute the adjusted Incentive Fee Per Ton, the Parties shall use the [**] ( [**] ) first published for the three-month period ending July 1, [**] as the base. Expressed mathematically, the formula is as follows:
IFPT = $.35/ton * (Gx)/(G1)
where:
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

IFPT	=	Incentive Fee Per Ton, as adjusted

Gx	=	[**] first published for the three-month period ending the preceding October 1 (in the case of a January 1 adjustment) or April 1 (in the case of a July 1 adjustment)

G1	=	[**] first published for the three-month period ending July 1, [**]
If the [**] ( [**] ) ceases to be published by the [**] or any other federal agency or is rebased or otherwise modified, such index shall be replaced by a substantially equivalent index that, after necessary adjustment, if any, provides the most reasonable substitute for such index and which is mutually agreeable to Buyers and Seller. If an agreement cannot be reached with ninety (90) days of discontinuance of such index, then the matter shall be submitted to the Executive Committee for dispute resolution, and if the Executive Committee does not resolve the dispute within thirty (30) days thereafter, the matter shall be submitted to binding “last best offer” arbitration pursuant to subsection 8.3.
(b)	The Seller shall invoice and be paid the Incentive Fee Per Ton during the course of the Year. On or before March 1 following each Year, the Mine Operating Committee in consultation with Seller shall determine Seller’s entitlement to all or any portion of the Incentive Fee Per Ton for the preceding Year in accordance with the performance standards and weighting contained in the Annual Incentive Fee Plan developed under subsection 7.5 of this Agreement. The amount of such entitlement shall be the “Earned Portion of the Incentive Fee Per Ton.” The Earned Portion of the Incentive Fee Per Ton may be any amount from zero to the full Incentive Fee Per Ton, but may not be more than the Incentive Fee Per Ton, or less than zero (i.e., it may not be used as a penalty). If Seller and the Mine Operating Committee are unable to agree on the Earned Portion of the Incentive Fee Per Ton for a Year by March 1 of the subsequent Year, the Parties shall utilize the dispute resolution procedure described in subsection 8.1. Subject to any adjustment of the aggregate Earned Portion of the Incentive Fee per Ton pursuant to subsection 7.8(c), if the Earned Portion of the Incentive Fee Per Ton is lower than the Incentive Fee Per Ton payments made by Buyers for the applicable Year, Seller shall credit the Buyers for the difference multiplied by the number of tons delivered to the Buyers during such Year, and interest on such overpayment from July 1 of the applicable Year to the date of payment at the interest rate specified in subsection 12.13, together with a credit for taxes and royalties associated therewith.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     12.8. Royalties and Production Taxes.
     Quarterly, Seller shall invoice Buyers separately, and Buyers shall pay, all Royalties and Production Taxes. However, Buyers shall not be obligated to reimburse Seller for penalties or interest associated therewith resulting solely from late payments or administrative errors made by Seller in filing royalty and production tax forms and returns. Unless the Mine Operating Committee otherwise directs, Seller shall use its best efforts to
(i) obtain credits or refunds for all Royalties and Production Taxes paid by Buyers that are either (a) associated with charges for coal that are later credited or refunded by Seller to Buyers, or (b) are reasonably subject to challenge if it would be prudent under Merchant Plant Practice to pursue such credits and refunds. Buyers shall reimburse Seller for all costs incurred to obtain royalty and production tax refunds. In such event, Buyers shall reimburse Seller for all costs incurred to obtain such credits or refunds; and
(ii) dispute or contest claims for additional Royalties and/or Production Taxes. In such event, Buyers shall reimburse Seller for all costs incurred to dispute or contest such claims, including related penalties or interest imposed upon and paid by Seller.
     12.9. Invoices.
     Buyers agree to submit to Seller a monthly “Distribution Notice” in a form to be mutually agreed upon setting forth the portion of actual deliveries during the preceding month to be billed to each of the Buyers. Invoices will be prepared and submitted by Seller on a calendar month basis on or before the fifth (5th) calendar day of the following month based upon such Distribution Notice. Buyers shall make payments monthly, within fifteen (15) calendar days after receipt of invoice, to Seller at its office at 16 East Granite, Butte, Montana 59701.
     12.10. Credits for Third Party Sales.
(a)	If in any Year Seller sells or otherwise delivers to third parties any coal produced in Area C using any Capital Equipment, Buyers shall promptly receive a credit towards the payment of the Fixed Costs and ROI for such Year equal to the number of tons of coal so sold to third parties, multiplied by the sum of such Fixed Costs and ROI, and divided by the total tons of coal taken from Area C in such Year.

(b)	If Seller sells or otherwise delivers to third parties any coal produced in Area C, the actual costs of mining related to such deliveries shall not be included in the Variable Charge paid by Buyers pursuant to subsection 12.4.

(c)	If in any Year Seller uses any Major Equipment that is Capital Equipment outside of Area C, Buyers shall promptly receive a credit towards the payment of the Fixed Costs and ROI for such Year equal to the number of hours during which such Major
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Equipment was operated outside of Area C during such Year, multiplied by that portion of the Fixed Costs and ROI for such Year which is allocable to property taxes, ROI and depreciation expenses and which is allocable pursuant to generally accepted accounting principles consistently applied to such Major Equipment, and divided by the total number of hours such Major Equipment was operated during such Year. Seller shall use its best efforts to minimize the assignment of such Major Equipment to areas outside Area C and shall do so only to the extent permitted pursuant to the Approved Annual Operating Plan.

(d)	If in any Year Seller uses any Major Equipment that is dedicated to a mining area other than Area C (e.g., so that such Major Equipment is not Capital Equipment or otherwise taken into account in the determination of Fixed Costs, Commodity Charge or Investment Base) to produce coal in Area C for delivery to Buyers under this Agreement during such Year pursuant to the Approved Annual Operating Plan for such Year, then the Fixed Costs and ROI for such Year shall be increased by an amount equal to the number of hours during which such Major Equipment was operated to produce coal delivered to Buyers under this Agreement during such Year, multiplied by the property taxes, return on investment and depreciation allocable pursuant to generally accepted accounting principles consistently applied to such Major Equipment for such Year, and divided by the total number of hours such Major Equipment was operated during such Year. For purposes of this subsection, if the Major Equipment is not Capital Equipment, the return on investment with respect to such Major Equipment shall be computed based on Seller’s then net book value for such Major Equipment and utilizing the then current ROI rate for pre-July I, 2000 investments as specified in subsection 12.5.1.

(e)	The credits and debits described in subsections 12.10(a),(b),(c) and (d) shall be applied prior to the application of production taxes and royalties.

(f)	For purposes of this subsection 12.10, the following terms shall have the following meanings: (i) “Capital Equipment” means equipment and facilities the cost of which is taken into account in the determination of the ROI charge; (ii) “Major Equipment” means any item of equipment for which Seller maintains hourly use records (including, but not limited to, all draglines, shovels, coal drills, scrapers, dozers, haulers, shops and facilities, but excluding pick-up trucks, tools and similar items); and (iii) “Variable Charge” means the costs described in subsection 12.4.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

(g)	Any usage of Major Equipment described in subsections (c) and (d) and any sales of coal described in subsections (a) and (b) shall be made by Seller only in compliance with an Approved Annual Operating Plan and this Agreement.
     12.11. Impact of Force Majeure.
     If, because of Force Majeure Seller is unable to deliver, or Buyers are unable to take, all of the coal budgeted pursuant to subsection 7.2, the depreciation pursuant to subsection 12.3 for coal delivered during the Year in which said Force Majeure occurred shall be computed as though all the coal ordered was delivered and the Force Majeure had not occurred. Any difference between the amount actually paid for coal delivered during the Year affected by Force Majeure, and the amount actually due by applying the provisions of this subsection 12.11, shall be promptly credited or debited to Buyers.
     12.12. Cost Changes and Monthly Reports of Costs.
     Whenever a change occurs in any of the items of cost referred to in subsections 12.3, 12.4, 12.5 or 12.8, the amount of the change resulting therefrom in the cost to Seller of mining, selling and delivering coal and land reclamation hereunder shall be determined and reported to Buyers. Unless otherwise agreed by Seller and Buyers, Seller shall provide Buyers, within fifteen (15) days after the end of each month, a report showing [**] for coal sold hereunder to Units 3 & 4 (and comparisons against the Approved Annual Operating Plan and the accompanying Operating Budget and Capital Budget) categorized as follows:
(a)	[**] for [**] as used herein [**] of [**] including [**] of [**] and [**] that [**] on the [**] of [**] and does not include [**] or [**] that [**] on [**] ;

(b)	[**] of [**] and/or [**] for [**] ;

(c)	[**] on [**] of [**] into a [**] and [**] or any [**] or [**] or [**] ;

(d)	[**] and [**] for [**] ;

(e)	[**] of [**] to or for the [**] of [**] for [**] to or for the [**] of [**] to the extent that such [**] with or are [**] with or [**] to [**] or [**] with the [**] or any [**] ;

(f)	[**] ;

(g)	[**] and [**] by [**] or by [**] to the extent [**] ;

(h)	[**] of [**] to [**] and [**] ;

(i)	[**] and [**] including [**] other than [**] by or [**] and [**] or [**] other than [**] to the extent [**] by [**] of the [**] ;
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

(j)	[**] to [**] based on [**] of [**] ;

(k)	[**] for [**] and [**] ;

(l)	[**] of [**] and [**] for [**] and [**] except [**] ;

(m)	[**] for and [**] of [**] ; and

(n)	[**] of [**] by [**] pursuant to [**] .
     Seller shall also provide Buyers such substitute or additional information regarding the actual costs of mining and delivering coal to the Point of Delivery under this Agreement as Seller and Mine Operating Committee shall agree.
     12.13. Disputed Charges.
     Seller shall provide such information as Buyers may reasonably request to explain all cost charges. Seller’s and Buyers’ respective books and records pertaining to any charges to the other, or adjustments thereto, shall be subject to examination by the other pursuant to subsection 21.2. Pending resolution of any dispute between the Parties regarding any costs charged under this Agreement, each Buyer shall elect either to (i) pay Seller’s invoices under subsection 12.9 as if the disputed amount had been agreed upon or (ii) withhold payment of any invoice to the extent based upon the disputed portion of the proposed adjustment until resolution of the dispute. If any Buyer pays a disputed amount and it is later determined that such amount was not due and payable, Seller shall immediately refund to such Buyer the amount that was overpaid, together with interest thereon from the date paid by such Buyer until the date refunded by Seller. If any Buyer withholds any disputed amount under this subsection 12.13 and it is later determined that such amount was properly due and payable, then such Buyer shall immediately pay such amount to Seller, together with interest thereon from the date such amount was due (e.g., pursuant to subsection 12.9) until the date paid. Interest under this subsection 12.13 shall be computed at the prime rate quoted from time to time by Citicorp or such other financial institution as may be agreed upon by the Parties, computed monthly and compounded semi-annually.
     12.14. Changes in Applicable Law or Circumstances.
     Any Party shall promptly notify each of the other Parties in writing of any change in any applicable law, rule or regulation of which such Party becomes aware that has the potential to adversely affect the present or future cost to Buyers of coal hereunder or the cost to Buyers of generating electricity at Units 3 & 4 using coal delivered hereunder. A Party shall only be deemed aware of any change or proposed change if the managerial personnel of such Party that are directly involved in the administration of this Agreement have actual knowledge of such change or proposed change. Any Party may, at its expense, take such action as it deems necessary or desirable to protect its economic interests with respect to the implementation of such change. Without limiting Buyer’s rights under this subsection 12.14, Seller shall cooperate in good faith with each Buyer in Buyer’s efforts to oppose any change in an applicable law, rule or regulation that would limit, diminish or otherwise adversely affect Buyers’ rights or economic interests under this Agreement. Without limiting Seller’s rights under this subsection 12.14, Buyers shall cooperate in good faith with Seller in Seller’s efforts to oppose any change in an
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applicable law rule or regulation that would limit, diminish or otherwise adversely affect Seller’s rights or economic interests under this Agreement.
13. PRICE ADJUSTMENT FOR Btu CONTENT
     13.1. Applicable Provisions.
     The price adjustment provisions set forth in Section 2 of Exhibit B hereto shall apply to all coal delivered to the Point of Delivery on or before December 31, 1998. The price adjustment provisions set forth in this Section 13 shall apply to all coal delivered to the Point of Delivery on or after January 1, 1999 through the Term of this Agreement.
     13.2. Coal Exceeding [**] Btu/lb.
     If, based on sampling and analysis pursuant to this Agreement, the weighted average Btu content of coal delivered to the Point of Delivery in a given Year exceeds [**] Btu/lb. there shall be no price adjustment.
     13.3. Cents Per MMBtu Below Budgeted Cost.
     If, based on sampling and analysis pursuant to this Agreement, (a) the weighted average Btu content of coal delivered to the Point of Delivery in a given Year is less than [**] Btu/lb. but (b) the actual Variable Cost expressed as cents per MMBtu (the “Variable Cost per MMBtu”) of coal delivered to the Point of Delivery in that Year is less than the Variable Cost per Btu set forth in the Approved Operating Budget, there shall be no price adjustment. For purposes of this Section 13 only, the term “Variable Cost” shall include (a) Variable Charge for the Year, plus (b) actual fees pursuant to subsections 12.5, 12.6 and 12.7 (profits derived through application of Exhibit B for the period prior to July 1, 2000) plus (c) Royalties and Production Taxes associated with (a) and (b) above.
     13.4. Cents Per MMBtu Above Budget Cost.
     If, based on sampling and analysis pursuant to this Agreement, (a) the weighted-average Btu content of coal delivered to the Point of Delivery in a given Year is less than [**] Btu/lb. and (b) the Variable Cost per MMBtu for coal delivered to the Point of Delivery in that Year exceeds the Variable Cost per MMBtu set forth in the Approved Operating Budget, then Seller shall give Buyers a credit equal to the product of (i) the Tonnage Increase and (ii) the Variable Cost of coal as defined in subsection 13.3 multiplied by 1.13. “Tonnage Increase” means the additional tons of coal that Buyers actually purchased as a result of the lower Btu content of the coal, as computed in accordance with attached Exhibit D. Exhibit D also contains sample computations of this Btu price adjustment.
     13.5. No Price Adjustment for Btu Deficiencies Arising in Certain Circumstances.
     Notwithstanding subsection 13.4, there shall be no price adjustment for Btu deficiency if (a) there is a substantial deviation from an Approved Annual Operating Plan and the deviation is either requested by the Mine Operating Committee or required by law, or (b) there is more than a ten percent (10%) difference between tonnage contemplated by the Approved Annual Operating
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Plan and the actual tonnage delivered to the Point of Delivery and the Parties have not agreed upon a revised budgeted Variable Cost. In either case, Seller shall promptly propose a revision to the Approved Annual Operating Plan under subsection 7.7 and the Mine Operating Committee shall use best efforts to review, modify and approve or disapprove the proposed revision to the Approved Annual Operating Plan as promptly as possible in accordance with subsection 7.7. The revised Approved Annual Operating Plan shall thereafter govern for purposes of determining if a price adjustment under subsection 13.4 is due for coal delivered during the Year in question. Disputes concerning proposed revisions to an Approved Annual Operating Plan shall be resolved as provided in subsections 7.7.1 and 8.1.
14. QUANTITY, THIRD PARTY SALES AND PURCHASES
     14.1. Requirements Obligation.
     Buyers shall purchase all of their coal requirements for Units 3 & 4 pursuant to the terms of this Agreement, including subsection 14.3 below.
     14.2. Sales to Third Parties.
     Seller shall not sell or otherwise deliver to third parties during any Year, any coal produced from Area C in an aggregate quantity in excess of [**] tons without the prior written consent of the Mine Operating Committee, which consent shall not be unreasonably withheld. In no event shall the sale of any coal from Area C to any third party or the use of any Capital Equipment outside of Area C release or reduce Seller’s obligations to reserve for sale and delivery to Buyers the coal dedicated under Section 2 and to deliver coal to Buyers in accordance with this Agreement. Unless otherwise agreed by the Mine Operating Committee, all coal produced in Area C for sale or other delivery to third parties shall be produced only in accordance with and subject to an Approved Annual Operating Plan and from the same active mining areas, using the same mining methods, and otherwise in conformity with Seller’s mining operations for the production of coal for delivery under this Agreement. For all such third-party coal sales, Seller shall provide Buyers a credit against amounts due Seller hereunder as provided in subsection 12.10.
     14.3. Coal from Outside Sources.
     The Parties recognize that the Original Coal Supply Agreement did not provide the Buyers with the right to acquire Outside Coal for Units 3 & 4 or obligate Seller to permit or participate in such acquisition. The Parties further recognize that this Agreement is the product of extensive negotiations and mediation undertaken by all Parties for the purpose of resolving upcoming price reopeners under the Original Coal Supply Agreement and avoiding further contentious and costly disputes among the Parties. Therefore, the Parties acknowledge that as part of the negotiation of the amounts of the ROI, Fixed Fee Per Ton and Incentive Fee Per Ton, the Parties agreed to permit the acquisition of Outside Coal pursuant to this subsection 14.3 effective July 1, 2000.
     If an Approved Annual Operating Plan calls for the purchase of Outside Coal, Seller shall purchase the Outside Coal as agent for the Buyers in accordance with Outside Coal
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Commitments entered into pursuant to this subsection 14.3, except as provided in subsection 14.3.5.
          14.3.1. Seller to obtain offers.
     Seller shall from time to time obtain and present to Buyers offers from third parties or from Seller to enter into Outside Coal Commitments for the supply of Outside Coal under this Agreement. Seller shall present any such offer to the Mine Operating Committee as part of the proposed Annual Operating Plan or as part of a proposed revision to an Approved Annual Operating Plan. Any Buyer may obtain and present such an offer as part of the Annual Operating Plan or as part of a proposed revision to an Approved Annual Operating Plan. This Agreement shall not be construed as obligating Seller to offer to supply Outside Coal from reserves owned or controlled by Seller.
          14.3.2. Terms of offers.
     In obtaining an offer under this subsection 14.3, a Party shall use its good faith efforts to ensure, and shall confirm in its presentation to the Mine Operating Committee, that (i) the terms and conditions of the offer are fair, reasonable, and consistent with then-current market terms and conditions available from other potential suppliers, (ii) to the extent such information is available, that the terms and conditions of the offer are not less favorable than the terms and conditions then being offered to others by the supplier or suppliers making the offer, and (iii) if the Outside Coal is to be supplied from a source owned in whole or in part by Seller or by a person that is directly or indirectly owned or controlled Seller, Seller has used its best efforts to obtain competitive offers from at least three other suppliers for presentation to the Mine Operating Committee.
          14.3.3. Seller to act as exclusive agent for Buyers to obtain Outside Coal.
     If Seller and the Mine Operating Committee approve a proposed Annual Operating Plan or a proposed revision of an Approved Annual Operating Plan that calls for the purchase of Outside Coal, Seller shall, except as provided in subsection 14.3.5, accept the offer or offers contemplated to be accepted by such plan and enter into the approved Outside Coal Commitment in the name of and on behalf of the Buyers. Buyers hereby appoint Seller as the Buyers’ exclusive agent to execute, deliver, perform, enforce and administer Outside Coal Commitments entered into in the name and on behalf of Buyers in accordance with this subsection 14.3, except as provided in subsection 14.3.5. Seller shall use its best efforts to ensure compliance with all Outside Coal Commitments. All Outside Coal Commitments shall be reviewed and approved by the affected Buyers) prior to execution thereof by Seller. In addition, Seller shall obtain the affected Buyer(s)’ prior approval of any material decision with respect to the performance, enforcement or administration of the Outside Coal Commitments. Seller shall receive as a fee for providing the services described in this subsection 14.3.3 from each Buyer who acquires Outside Coal during a Year an amount equal to the product of (a) [**] of the [**] and [**] of [**] Fixed Fee Per Ton in effect [**] and [**] the [**] of the Incentive Fee Per Ton for [**], and (b) the [**] of [**] of [**] to [**] during such Year.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

          14.3.4. Price for Outside Coal.
     All costs of procuring and delivering Outside Coal, including capital improvements and any other costs to facilitate such procurement and delivery, shall be borne by the electing Buyer(s).
          14.3.5. Potential third party [**] Outside Coal to Seller as agent.
     If following a good faith review of opportunities to obtain Outside Coal from third parties, the Mine Operating Committee determines in good faith that third parties, for [**] or otherwise, are generally [**] to [**] to [**] Outside Coal to Seller acting as agent [**] or on [**] and [**] , then Buyers [**] to [**] for [**] of [**] . It is the intention of the Parties, however, that to the extent practical [**] to [**] the [**] related to [**] in [**] . Moreover, it is the intention of the Parties that [**] by [**] shall not result in [**] from the [**] to [**] , as opposed to [**] . Finally, Buyers agree that the [**] to [**] to [**] for [**] in any way [**] of [**] and [**] to [**] shall be [**] for all purposes as [**] by [**] to [**] .
15. FINAL RECLAMATION COSTS
     For purposes of this Agreement, “Reclamation” means all activities that must be performed by Seller to comply with now existing or hereafter adopted state and federal laws, rules and regulations that deal with land reclamation and environmental matters and apply to surface mining coal operations. The term “Current Reclamation” as used in this Agreement means the reclamation that occurs during the progress of mining on a pass-by-pass basis within an Area C mining pit but only to the extent undertaken by Seller pursuant to an Approved Annual Operating Plan or this Agreement prior to closure of Area C or any mining pit within Area C. Seller shall be reimbursed for the costs of Current Reclamation pursuant to subsection 12.4 of this Agreement. With respect to final reclamation, the Parties agree that different terms and conditions apply to the obligations between Seller and Puget on the one hand, and between Seller and all Buyers other than Puget on the other hand (for purposes of this Section 15 the Buyers other than Puget shall be referred to as the “Non-Puget Buyers”). The terms and conditions relative to Puget’s obligations in relation to Seller’s obligations for final reclamation are set out in subsection 15.3. The terms and conditions with respect to final reclamation relative to the Non-Puget Buyers are set out in subsections 15.2 and 15.4(b) Because of the different terms and conditions applicable to Puget as opposed to the Non-Puget Buyers with respect to final reclamation, a single definition of the term “final reclamation” is not used for purposes of this Agreement, but rather two different definitions are used. “Subsection 15.2 Final Reclamation” means that reclamation that occurs at or after closure of Area C or closure of a mining pit within Area C, including but not necessarily limited to, final pit highwall reduction and reclamation, final pit endwall reduction and reclamation, final pit and ramp closure and reclamation, facilities decommissioning and site removal, related revegetation, soil removal and/or application, environmental compliance and monitoring activities and other postmine management, and associated A&G and other costs related to such activities. “Subsection 15.3 Final Reclamation” has the meaning ascribed to it in subsection 15.3(b).
     15.1. Reclamation Account
     As of the Effective Date of this Agreement, the Buyers have paid funds earmarked for final reclamation that are maintained in a reclamation account (the “Reclamation Account”)
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created pursuant to the May 6, 1996 arbitration decision rendered by Judge Sheran (the “Arbitration Decision”). This Section 15: (i) defines the obligations of the Parties concerning final reclamation, (ii) provides methods for securing the obligations of the Parties concerning final reclamation and (iii) provides for the closing and termination of the Reclamation Account.
     15.2. Obligations of Seller and Non-Puget Buyers to Each Other For Final Reclamation
     A. Each Non-Puget Buyer hereby irrevocably releases to Seller for deposit into the “Seller’s Account” described in subsection 15.4 all funds held in the Reclamation Account for the benefit of such Non-Puget Buyer.
     B. Seller irrevocably releases each Non-Puget Buyer from any and all obligations to pay the costs of final reclamation, including without limitation, Subsection 15.2 Final Reclamation, as the result of coal purchased from Seller under the Original Coal Supply Agreement or this Agreement, including coal to be mined and delivered in the future. Such release shall be effective regardless of the ultimate costs of final reclamation, including, without limitation, Subsection 15.2 Final Reclamation, or changes in law (or changes in interpretation of existing law) that affect such costs or changes in law that affect which parties may be responsible for such costs. Notwithstanding any provision of this Agreement to the contrary, all Non-Puget Buyers shall have no obligation for Subsection 15.2 Final Reclamation costs or to pay any costs incurred by Seller that are properly classifiable as costs of Subsection 15.2 Final Reclamation (including, without limitation, A&G and costs associated with compliance with new laws enacted after the Effective Date or changed interpretations of existing laws, if such A&G and other costs are attributable to Subsection 15.2 Final Reclamation).
     C. Seller shall maintain all reclamation bonds now in place until modified bonds or additional bonds are required, and then shall maintain all such modified or additional bonds as may be required by the Montana Department of Environmental Quality or any other authorized regulatory agency with responsibility for mine reclamation. Montana shall maintain its indemnity in favor of the surety of Seller’s obligations under the present reclamation bonds and shall indemnify in substantially the same form all of Seller’s obligations under the terms of all modified or additional bonds required as described above. Montana may not assign the obligations created by this subsection 15.2.C. without the written consent of each Non-Puget Buyer which consent shall not be unreasonably withheld.
     D. In addition to the security required by subsection 15.2.C. above, Seller and Entech, Inc. (“Entech”) shall indemnify, defend and hold harmless each Non-Puget Buyer from any and all expenses, claims, attorneys’ fees and other costs resulting from any claim by any person or entity that any Non-Puget Buyer is responsible for any expenses of Subsection 15.2 Final Reclamation. Montana shall provide to each Non-Puget Buyer, either (i) additional financial assurance in the form of a letter of credit, performance bond, or other instrument in form and amount reasonably acceptable to such Non-Puget Buyer and reasonably necessary to assure coverage of Subsection 15.2 Final Reclamation costs, or (ii) at Montana’s option, an indemnity from Montana, in form and substance equivalent to the indemnity provided by Entech and Seller in this subsection 15.2 and Exhibit E, if the Consolidated Net Worth of Entech, at any year end, is less than $ [**] million (as used herein “Consolidated Net Worth” shall be
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

determined in accordance with generally accepted accounting principles consistently applied). Beginning on July 1, 2000 and every five years thereafter, this measure of Consolidated Net Worth shall be adjusted for inflation or deflation, and to compute the new value the Seller and the Non-Puget Buyers shall use the [**] , first published for the three-month period ending July 1, [**] as the base. If the [**] ceases to be published by the [**] or any other federal agency or is rebased or otherwise modified, such index shall be replaced by a substantially equivalent index that, after necessary adjustment, if any, provides the most reasonable substitute for such index and which is mutually agreeable to the Seller and to all of the Non-Puget Buyers. If an agreement cannot be reached within ninety (90) days of discontinuance of such index, then the matter shall be submitted to the Executive Committee (constituted for these purposes without Puget’s representative) for dispute resolution, and if the Executive Committee (as so constituted) does not resolve the dispute within thirty (30) days thereafter, the matter shall be submitted to binding “last best offer” arbitration pursuant to subsection 8.3. The values of all amounts shall be established by audited financial statements, if available, or by unaudited financial statements prepared on a basis consistent with the most recent audited financial statements, if audited financial statements are not available. This subsection 15.2.D. is intended to establish a right only in favor of the Non-Puget Buyers, (including their permitted successors and assigns) and may not be enforced or exercised by any other person or entity. The obligations of Seller, Entech and Montana created by this subsection 15.2.D. shall not be assigned without the written consent of each Non-Puget Buyer which consent shall not be unreasonably withheld. By execution of Exhibit E to this Agreement, Entech agrees jointly and severally with Seller to indemnify the Non-Puget Buyers as described in this subsection 15.2.D.
     15.3. Obligations of Seller and Puget to Each Other for Final Reclamation
(a)	In connection with the Reclamation Account, Seller and Puget agree that Seller shall promptly release to Puget certain funds contained in the Reclamation Account as set forth in this subsection 15.3(a). The Reclamation Account payment to Puget shall be in an amount equal to [**] % of the current account balance in the Reclamation Account attributable to coal payments made by Puget under the Original Coal Supply Agreement (the “Puget Reclamation Account Balance”). Seller would retain the remaining [**] % of the Puget Reclamation Account Balance, and Puget acknowledges and agrees that Seller is not required to keep such [**] % amount in the Reclamation Account, but may release it to Seller or Montana.

(b)	As used in this subsection 15.3(b), the “Puget Coal Fraction” means a fraction, the numerator of which is the product of [**] % multiplied by the Total Area C Tons Mined that 11 purchased by Puget and its successor(s) in interest under the Original Coal Supply Agreement and this Agreement, and the denominator of which is the Total Area C Tons Mined. “Total Area C Tons Mined” means the total tons of coal mined from Area C up to the cessation of mining in such Area C and before the completion of Subsection 15.3 Final Reclamation. “Subsection 15.3 Final
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Reclamation” means final reclamation activities required by applicable regulatory agencies until such time as final bond release of all bonds is approved by such regulatory agencies, such activities including, without limitation, facilities site removal and vegetation and monitoring activities. The total amount Puget, or its successor(s) in interest, shall be obligated to pay under the Original Coal Supply Agreement and this Agreement for Subsection 15.3 Final Reclamation with respect to Area C shall be an amount equal to the product of the Puget Coal Fraction multiplied by the Subsection 15.3 Final Reclamation costs attributable to Total Area C Tons Mined (such product is hereinafter referred to in this Section 15.3(b) as the “Puget Obligation”). With respect to the Puget Obligation, Puget or its successor(s) in interest shall have the option of either (i) paying the Puget Coal Fraction share of such Subsection 15.3 Final Reclamation costs as such costs are accrued or, alternatively, (ii) paying the Puget Coal Fraction share of such Subsection 15.3 Final Reclamation costs as such costs are incurred. Should Puget or its successor(s) in interest elect the option to pay the Puget Coal Fraction share of such Subsection 15.3 Final Reclamation costs as such costs are incurred, then Puget or its successor(s) in interest shall be required to provide and maintain security to Seller for the Puget Obligation in the form of a bond, letter of credit or corporate guaranty from an investment-grade-rated company (or other security satisfactory to Seller). Puget or its successor(s) in interest shall have the right to audit such Subsection 15.3 Final Reclamation costs and the Puget Coal Fraction. Except for the Puget Obligation, Seller shall be obligated for and shall pay the total Subsection 15.3 Final Reclamation costs attributable to the share Puget and its successor(s) in interest of Total Area C Tons Mined under the Original Coal Supply Agreement and this Agreement. Puget and its successor(s) in interest are each hereby released by Montana and Seller from any further obligation or liability with respect to such share. Seller shall continue to maintain a bond as required by the state of Montana and applicable regulatory agencies for Seller’s statutory Subsection 15.3 Final Reclamation cost payment obligation, and Montana shall support such bond as reasonably necessary.

(c)	In connection with its receipt of the Reclamation Account distribution contemplated hereunder, Montana, Seller and Puget irrevocably agree that the requirements to fund and maintain Puget’s interest in the Reclamation Account as stated in the Arbitration Opinion are superseded and replaced by the terms hereof and that with respect to Puget and any successor(s) in interest to Puget’s interests in the Original Coal Supply Agreement, Seller will have no further obligation to maintain and fund the
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Reclamation Account as it pertains to Puget or its successor(s) in interest.

(d)	Puget, Seller and Montana shall cooperate in evaluating whether credits or refunds of taxes and royalties on the distribution to Puget pursuant to subsection 15.3(a) should be pursued. If Puget determines that it desires to pursue such credits or refunds, then Seller and Puget shall work together to pursue such credits or refunds, unless Montana or Seller determine that such pursuit could reasonably be expected to adversely affect their income statements under generally accepted accounting principles or other interests of Montana or Seller. If Puget and Montana or Seller are unable to agree to pursue credits or refunds, then the CEOs of Puget and Montana shall meet within twenty (20) business days to resolve the dispute. If the dispute is not resolved at this meeting, then either party may pursue its available legal remedies, unless the Parties mutually agree to an alternative dispute resolution procedure. Puget will assume the risk and hold Seller harmless from any and all expenses related to this effort. Puget acknowledges that Seller and Montana offer no assurances that efforts to obtain any credits or refunds will be successful. If credits or refunds are obtained, then Seller shall pay or credit to Puget or its successor(s) in interest its share of such refunds or credits.
     15.4. Closing of the Reclamation Account and Creation and Maintenance of Seller’s Account.
(a)	Upon execution of this Agreement, Seller shall be entitled to close and terminate the Reclamation Account, Seller shall have no further obligation relative to such account, and the obligations of the Parties concerning final reclamation shall be addressed as provided in this Section 15.

(b)	The terms and conditions in this subsection 15.4(b) apply only to Seller and the Non-Puget Buyers. All funds released to Seller by any Buyer pursuant to subsections 15.2.A. or 15.3(a) shall be held in a “Seller’s Account” to be established by Seller at a financial institution chosen by Seller. Funds from Seller’s Account shall be used to pay for Seller’s share of Subsection 15.2 Final Reclamation. The funds, in the Seller’s Account shall be invested and managed at Seller’s sole discretion in order to maintain sufficient funds in Seller’s Account to satisfy its obligations regarding Subsection 15.2 Final Reclamation. Seller may withdraw funds from Seller’s Account for its general use whenever the funds in the Seller’s Account exceed the sum estimated to be required to meet its remaining obligations regarding Subsection 15.2 Final Reclamation as measured against the life of mine plan contained in
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

the Approved Annual Operating Plan (“Subsection 15.2 Final Reclamation Estimate”). Seller must deposit funds into Seller’s Account whenever the funds in the Seller’s Account are inadequate to meet its obligations regarding Subsection 15.2 Final Reclamation as measured against the Subsection 15.2 Final Reclamation Estimate. Seller shall be solely responsible for income and any other taxes incurred with respect to funds maintained or earned in Seller’s Account. Upon the request of any Non-Puget Buyer, Seller shall provide an accounting reflecting the total funds held in the Seller’s Account.
16. FORCE MAJEURE AND PLANT OUTAGES.
     16.1. Force Majeure.
     If, because of Force Majeure, any Party shall be unable to carry out any of its obligations under this Agreement, then the obligations of such Party shall be suspended to the extent made necessary by such Force Majeure. The Party affected by Force Majeure shall give notice to the other parties as promptly as practicable of the nature and probable duration of such Force Majeure. The term “Force Majeure” shall mean acts of God, legislation or lawful regulations of any governmental body, court orders, acts of the public enemy, riots, strikes, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damage to plants, mines, transmission lines, equipment or facilities, interruptions in transportation, embargoes, or other causes of similar nature beyond the affected Party’s control which wholly or partially prevent the delivery of the coal by Seller, the receiving or consuming of the coal by Buyers, or the operation of Units 3 & 4. Buyers and Seller shall use all reasonable means of preventing the occurrence of any of the foregoing. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved. Any Party rendered unable to fulfill any obligation by reason of Force Majeure shall exercise due diligence to remove such inability with all reasonable dispatch.
     16.2. Plant Inoperability.
     If either Unit 3 or Unit 4 is rendered inoperable as the result of physical damage, legislation or lawful regulation of governmental body, court order or other causes of a similar nature that prevent further operation of the generating plant, and if the Buyers have notified Seller in writing that the unit will not be restored, rebuilt or otherwise made operable, then Seller’s obligation to deliver and Buyers’ obligation to take and pay for coal with respect to such Unit, including Fixed Costs, shall terminate as of the date provided in the notice; provided, however, that the Buyers shall be liable to Seller for any loss (other than royalties or loss of profits) sustained by Seller as a result of such termination of deliveries, and Seller shall use all reasonable efforts to minimize any such loss. If one Unit is rendered inoperable, and the other Unit remains operable, Buyers’ and Seller’s obligations referred to above shall be reduced by half.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     16.3. Depreciation Suspension.
     Buyers’ obligation to pay depreciation shall be suspended or reduced after three months of continuous interruption or curtailment of deliveries because of a Force Majeure affecting Buyers or Seller. Depreciation paid during any Years when deliveries are interrupted or curtailed because of a Force Majeure shall be subject to adjustment pursuant to subsection 12.11.
17. WAIVERS AND REMEDIES
     17.1. Non-waiver.
     The failure of any Parry to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of its right hereunder shall not be construed as a waiver of any such provisions or their relinquishment of any such right, but the same shall continue and remain in full force and effect.
     17.2. Right to Cure.
     No default of any Party to the Agreement in the performance of any of its covenants or obligations hereunder which, except for this provision, would be the legal basis for rescission or termination of this Agreement by any other Party hereto, shall give or result in such a right unless and until the Party committing such default shall fail to correct the default within sixty (60) days or within a reasonable time if not correctable within sixty (60) days after written notice of claim of such default and a statement setting forth the nature thereof are given to such defaulting Party by the Party claiming such default.
     17.3. Seller’s Default.
     In the event of the occurrence of one or more of the following events which materially and adversely affect or will affect the ability of Seller to perform hereunder as agreed, Buyers shall have the rights set forth in subsection 17.4, which rights shall be in addition to all other rights or remedies provided Buyers at law or in equity in the event of a default by Seller:
(a)	Seller defaults in the performance of any of its obligations hereunder, which default adversely affects, or will adversely affect, the delivery by Seller of coal to Buyers in the required quantity and quality;

(b)	Seller becomes insolvent, or becomes the subject of a petition in bankruptcy, either voluntarily or involuntarily, or any other proceeding in the federal bankruptcy laws; or is named in, or Seller’s Mine, buildings, equipment of other facilities are subjected to, a suit for an appointment of receiver;

(c)	Seller becomes delinquent in the performance of any financial obligation; or

(d)	Seller commits an anticipatory breach of any of its obligations hereunder.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     Seller agrees to promptly notify Buyers of any default, financial delinquency or claimed delinquency, insolvency, or anticipatory breach as described above. Failure of Seller to agree upon an Annual Operating Plan or other proposed decision of the Mine Operating Committee is not itself an act of default.
     17.4. Buyers’ Remedies.
     In the event of any occurrence of any of the items set forth in subsection 17.3 above, Buyers jointly and severally shall have all of the following rights, in addition to those provided at law or in equity:
(a)	To pay any financial obligations of Seller and to recover the amounts of such payments from Seller or offset them against any amounts due from any Buyer to Seller;

(b)	To require that Seller furnish evidence, in a form satisfactory to Buyers, of financial capability to perform its obligations under this Agreement;

(c)	To [**] the [**] ; to [**] of [**] and [**] for the [**] and [**] hereunder; to [**] and [**] , but [**] the [**] and [**] , which [**] shall be [**] ; and to [**] and [**] , including [**] , relating to the [**] , with Seller to be [**] and [**] , including [**] and [**] and [**] and [**] and [**] ; and

(d)	To require Seller to invite bids from qualified operators to operate in Area C and perform the obligations of Seller under this Agreement for the remainder of its Term. Invitations to bid shall be sent to all operators nominated by Seller and Buyers, which operators must have had experience in strip mining or comparable experience. Seller shall [**] and [**] the [**] and [**] of [**] of [**] the [**] of [**] .
18. SUCCESSORS AND ASSIGNS
     This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. This Agreement may be assigned and transferred by the Buyers only as set forth in subsection 18.1 herein and may be assigned and transferred by Seller only as set forth in subsection 18.2 herein, and not otherwise.

     18.1. Assignment of Buyer’s Interest.
     The undivided interest of Buyers, or any of them, in this Agreement or any part thereof may be transferred or assigned to a third party only in conjunction with an assignment or transfer to said third party by Buyers, or any of them, of a portion or all of its owner’s interest in the Project, pursuant to Section 24 of the Units 3 & 4 Ownership and Operation Agreement; provided, however, that Montana’s obligations under subsections 15.2.C. and 15.2.D. may not be assigned except as provided under those subsections.
     18.2. Assignment of Seller’s Interest.
     Seller’s interest in this Agreement may be transferred or assigned to a third party only in conjunction with the assignment or transfer to said third party of Seller’s entire ownership and operating interests, including mineral leases, in and to coal located in Area C that is dedicated to the performance of this Agreement pursuant to Section 2. Such an assignment or transfer may be made by Seller only after Seller has first offered to transfer its interest in this Agreement and in its ownership and operating interests in and to the coal located in Area C to Buyers for the amount of and on terms not less advantageous than those of a bona fide offer from a buyer able and willing to purchase Seller’s interest. Seller shall advise Buyers in writing of the name of the proposed buyer, the proposed purchase price, the terms of sale and of such other information as may be necessary in order for Buyers to properly evaluate the offer: Buyers shall have three (3) months after the written notice from Seller to elect to exercise the right to purchase. If Buyers elect not to purchase the leases and other ownership interests in or to the coal located in Area C, then Seller may assign or transfer its interest in this Agreement and the leases and other ownership interests in or to the coal in Area C to the person named in the notice to Buyers (“Third Party Transferee”), which assignment or transfer shall be made subject to the following conditions:
(a)	The assignment or transfer to the Third Party Transferee must be completed within one (1) year from the date of the notice to Buyers;

(b)	As a condition of the assignment or transfer, the Third Party Transferee must agree to be bound by each and every term and condition of this Agreement as if such Third Party Transferee were an original party to this Agreement, including the restriction on transfers and assignments;

(c)	The transfer or assignment to the Third Party Transferee shall not directly or indirectly result in an increase in any of the costs set forth in Section 12. Without limiting the generality of the foregoing, the following shall apply: if the Third Party Transferee’s costs for any items are higher than Seller’s costs for the same items, then the Third Party Transferee shall absorb the difference in costs; the Third Party Transferee shall maintain the same depreciation basis and rates with respect to any transferred equipment as that maintained by Seller pursuant to subsection
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

12.3.1; and any increase in ad valorem or other taxes resulting or based upon the transfer shall be absorbed by the Third Party Transferee; and

(d)	Prior to the transfer, the Third Party Transferee shall furnish evidence satisfactory to each of the Buyers of its financial capability to perform under this Agreement and shall furnish, if requested by any of the Buyers, a bond in form satisfactory to Buyers guaranteeing to Buyers that the Third Party Transferee will perform each of the terms and conditions of this Agreement and will meet all of its financial obligations as required, including promptly paying any royalties due under coal leases or other agreements.
19. LAW GOVERNING CONSTRUCTION OF AGREEMENT
     The Parties to this Agreement are domiciled in three different states. In order to create greater certainty with respect to their legal rights and obligations under this Agreement, the Parties desire to adopt as the substantive law of this Agreement the law of a state which has highly developed commercial law and precedent and which is not the domicile of any of the Parties. The Parties therefore agree that this Agreement shall be subject to and governed by the substantive laws of the State of New York as though this Agreement were performed in full in the State of New York, but without giving effect to New York principles of conflicts of laws.
20. NOTICES AND REPORTS
     All notices or reports provided for under this Agreement shall be in writing and shall be sent by United States mail, postage prepaid, and properly addressed:
(a)	If to Buyers:
Puget Sound Energy, Inc.
One Bellevue Center Bldg.
Bellevue, Washington 98004-5515
Attention: Vice President, Energy Supply
The Washington Water Power Company
1411 East Mission
P.O. Box 3727
Spokane, Washington 99220
Attention: Vice President, Energy Marketing & Trading
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

Portland General Electric Company
121 SW Salmon St.
Portland, Oregon 97205
Attention: Vice President, Power Supply
PacifiCorp
One Utah Center, Suite 2000
201 South Main Street
Salt Lake City, Utah 84140
Attention: Director, Fuel Resources
The Montana Power Company
40 East Broadway
Butte, Montana 59701
Attention: Executive Vice President, Supply Division
(b)	If to Seller:
Western Energy Company
16 East Granite
Butte, Montana 59701
Attention: Vice President, Coal Division
21. RECORDS TO BE KEPT
     21.1. Maintenance and Provision of Information.
     Seller shall keep accurate and satisfactory records and books of account of the entire Rosebud Mine and all costs related thereto (and all other information and data relative to the determination of Seller’s performance against budgets), including, but not limited to, all costs, payments, price revisions, adjustments, credits, debits and all other data required for the purposes of this Agreement. Whenever the Price is revised in accordance with the provisions of Section 12 and at any other time upon fifteen (15) days notice from Buyers, or any of them, Seller shall furnish or cause to be furnished to such Buyers a detailed statement showing Seller’s Price as revised and the basis for the revisions to be made. If any such statement discloses that any error has occurred and that, as a result thereof, an overpayment or an underpayment has been made, the amount thereof shall promptly be paid or credited to the Party to whom it is owed by the other Party.
     21.2. Audit Rights.
     Seller and Buyers shall have the right at all reasonable times to examine the records kept by the other concerning this Agreement, including weights and analysis of the coal delivered hereunder.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

22. NO SALES AGENT
     Seller represents that it is the owner or lessee of the Mine and facilities for producing and delivering of said coal and is not represented by a sales agent in respect to this Agreement.
23. OPERATOR
     The Parties hereto acknowledge that Buyers are parties to the Units 3 & 4 Ownership and Operation Agreement. Seller agrees to recognize whomever Buyers designate from time to time as the Operator of Units 3 & 4 as the agent of Buyers thereunder for purposes of scheduling deliveries and the giving of notices herein mentioned respecting all coal delivered under this Agreement until such time as Buyers in writing designate a new or different agent. Nothing herein shall prevent any Buyer from acting on its own behalf respecting coal deliveries hereunder providing it first notifies, in writing, the other Parties of its intention to do so.
24. PERPETUITIES
     If the duration of any term or condition of this Agreement shall be subject to the rule against perpetuities or a similar or related rule, then the effectiveness of such term or condition shall not extend beyond (a) the maximum period of time permitted under such rule, or (b) the specific applicable period of time expressed in this Agreement, whichever is shorter. For purposes of applying the rule against perpetuities or a similar or related rule the measuring lives in being shall be those of the officers of Buyers, respectively, listed by name on Page 107, Schedule of officers, of the annual report, FERC Form 1, filed with the Federal Energy Regulatory Commission for the year ended on December 31, 1997, together with all those officers’ children that are living on the date of execution of this Agreement. As used in this subsection the word “children” shall have its primary and generally accepted meaning of descendants of the first degree.
25. COMPLIANCE
     Seller shall comply with all applicable laws and regulations in its performance of this Agreement.
26. [**]
     [**] If after the date of execution of this Agreement Seller [**] a [**] or [**] with [**] or [**] with respect to [**] , then Seller shall [**] , in either case [**] . This provision shall not require Seller to [**] .
27. SEVERAL LIABILITY
     The Parties agree that the liability of Buyers hereunder is several, not joint, and that if there is a breach or default hereunder by Buyers or any one of them, that no other Party hereto shall have any obligation to perform for the breaching or defaulting Buyers) and that Seller shall have no claim against or power to bind any other Buyer or any other Party (other than a successor to a breaching or defaulting Buyer) for the breaching or defaulting Buyer’s obligations hereunder.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

28. CONFIDENTIALITY
In order to achieve fully their objectives, the Parties anticipate it will be necessary for them to disclose to one or more Parties certain information which is confidential, proprietary or not generally available to the public (“Confidential Information”); therefore, the Parties agree to the terms of this Section 28 governing the disclosure and use of Confidential Information.
     28.1. Labeling Information “Confidential”.
     All written or other tangible information which any Party wishes to be covered by this Section 28 shall be marked “Confidential” at the time of disclosure. Any information transmitted orally or by demonstration which any Party wishes to be covered by this Section 28 shall be identified as Confidential Information at the time of disclosure and confirmed in writing as being Confidential Information within ten (10) days of disclosure.
     28.2. Duty Not to Disclose.
     The recipient of Confidential Information shall protect such information from inadvertent disclosure and keep it strictly confidential. The recipient shall not disclose Confidential Information to any other person, without the written consent of the owner of the Confidential Information, which may be withheld in the owner’s sole discretion, except as may reasonably be required by law or with respect to regulators, taxing authorities and/or third party royalty holders. Disclosure of any information by a director, officer, employee, consultant, agent, representative, lender, legal counsel, advisor and the like of any Party or of that Party’s affiliates or subsidiaries of a Party shall be deemed a disclosure by that Party. The recipient shall use the Confidential Information solely for the limited purposes of performing its responsibilities under this Agreement.
     28.3. Notice Prior to Compulsory Disclosure.
     In the event the recipient of Confidential Information is requested or required, by subpoena, oral deposition, interrogatories, request for production of documents, administrative order or similar demand or process, to disclose any Confidential Information, the recipient shall provide the owner of such Confidential Information with prompt notice of such requests) so that the owner may seek, at its expense, an appropriate protective order.
29. EXECUTION OF AGREEMENT
     Seller and each of the Buyers respectively warrant and represent that the execution and delivery of this Agreement have been duly authorized and that all requisite actions to be taken to make this Agreement and all terms hereof valid and binding on it have been taken.
30. COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any Party may execute this Agreement by signing any such counterpart.
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

     IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Coal Supply Agreement to be duly executed as of the day and year first above written.

WESTERN ENERGY COMPANY:		PUGET SOUND ENERGY, INC.:

By:	/s/ Paul Gatzmeier	By:	/s/ W.A. Gaines
Its:	President	Its:

MONTANA POWER COMPANY:		PACIFICORP:

By:	/s/ B.F. Cramer	By:	/s/ Dan R. Bank

Its:	Executive Vice President and	Its:	Vice President
Chief Operating Officer of Energy
Supply Division

THE WASHINGTON WATER POWER COMPANY:

By:	/s/ signature not legible
Its:	Senior Vice President

PORTLAND GENERAL ELECTRIC COMPANY:

By:	/s/ Walter Pollack
Its:	Senior Vice President, Power Supply
AMENDED AND RESTATED COAL SUPPLY AGREEMENT

EXHIBIT A
OWNERSHIP OF CAPACITY

Entity	Capacity Share
Montana Power Company	30%

Puget Sound Energy, Inc.	25%

Portland General Electric Company	20%

The Washington Water Power Company	15%

PacifiCorp	10%

EXHIBIT B
PRICE PROVISIONS APPLICABLE PRIOR TO JULY 1, 2000
     The provisions of this Exhibit B shall be applicable to coal delivered under this Agreement prior to July l, 2000; provided, however, that the provisions of Section 2 shall be applicable only to coal delivered prior to January 1, 1999. The Parties intend that the provisions of this Exhibit B be interpreted and applied consistent with the Parties’ practices just prior to the execution of this Agreement with two exceptions: (1) all costs of labor included in the Price charged by Seller to Buyers shall be equal to actual costs and on no other basis and (2) all costs of [**] included in the Price charged by Seller to Buyers shall be equal to [**] paid by Seller and on no other basis. Consistent with this intention, attached as Exhibit B1 are sample calculations which have been modified to reflect the foregoing two modifications. Attached as Exhibit B2 hereto is the [**] price adjustment calculation performed by Seller which, except to the extent of the two foregoing modifications, reflects the Parties’ practices, with respect to price adjustments to be made pursuant to Section 3 below; provided, however, that modifications made as a result of resolution of items identified by Buyers as audit items may result in further modification to the Parties’ practices.
1. BASE PRICE AND PAYMENT
     1.1. Price Prior to July 1, 2000.
     The Price for coal delivered by Seller hereunder from Area C from January 1, 1998 through June 30, 2000 shall be on a cost-plus basis where Buyers pay their proportionate share of actual labor and other costs (specifically including [**] ) following a least-cost mine plan, which in the case of an Approved Annual Operating Plan shall be the Mine Plan reflected in the Approved Annual Operating Plan. The Price to be paid by Buyers for coal delivered by Seller hereunder shall be the price per ton computed from the sum of (a) and (b), minus (c) in this subsection 1.1. To the extent application of (a) and (b) would result in charges in excess of the actual costs of producing and delivering coal to Buyers under this Agreement, then Seller shall charge, and Buyers shall pay, such actual costs and not any other amount.
(a)	Fixed Charge. An annual charge of ($ [**] ) to be paid in monthly installments at the rate of one-twelfth (1/12) of said amount; and

(b)	Commodity Charge. $ [**] per ton reduced by that portion (if any) of the amounts paid by Buyers to Seller under that certain Coal Transportation Agreement entered into as of July 10, 1981 between Buyers and Seller, which portion is properly allocable to transportation of coal to the eastern boundary of Area C, approximately 4.23 miles (i.e., approximately 4.46 conveyor belt miles) from Units 3 & 4.

(c)	1988 Amendment Credit. $ [**] per ton.

     1.2. Credits.
(a)	If in any Year Seller sells or otherwise delivers to third parties any coal produced in Area C using any Capital Equipment, Buyers shall promptly receive a credit towards the payment of the Fixed Charge for such Year equal to the number of tons of coal so sold to third parties, multiplied by such Fixed Charge, and divided by 6,000,000 tons.

(b)	If in any Year Seller sells or otherwise delivers to third parties any coal produced in Area C, Buyers shall promptly receive a credit for such Year equal to the number of tons of coal so sold to third parties, multiplied by the Operating Costs for such year, and divided by the total number of tons of coal produced in Area C during such Year.

(c)	If in any Year Seller uses any Major Equipment that is Capital Equipment outside of Area C, Buyers shall promptly receive a credit towards the payment of the Fixed Charge for such Year equal to the number of hours during which such Major Equipment was operated outside of Area C during such Year, multiplied by that portion of the Fixed Charge for such Year which is allocable to property taxes and depreciation and which is allocable to such Major Equipment, and divided by the total number of hours such Major Equipment was operated during such Year. Seller shall use its best efforts to minimize the assignment of such Major Equipment to areas outside Area C.

(d)	If in any Year Seller uses any Major Equipment that is dedicated to a mining area other than Area C (e.g., so that such Major Equipment is not Capital Equipment or otherwise taken into account in the determination of the Base Price) to produce coal in Area C for delivery to Buyers under this Agreement during such Year, then the Fixed Charge for such Year shall be increased by an amount equal to the number of hours during which such Major Equipment was operated to produce coal delivered to Buyers under this Agreement during such Year, multiplied by the property taxes and depreciation allocable to such Major Equipment for such Year, and divided by the total number of hours such Major Equipment was operated during such Year.

(e)	In no event shall any of the following costs be included in the Price or otherwise allocated to Buyers: (i) costs incurred in connection with moving any Capital Equipment out of or returning to Area C in connection with the use of such Capital Equipment outside of Area C; or (ii) any Operating Costs allocable to the operation of Capital Equipment outside of Area C. If Seller uses any Major Equipment that is dedicated to a mining area other than Area C to produce coal in Area C for delivery to Buyers under this

Agreement, Buyers shall pay as part of the Commodity Charge the reasonable costs incurred in connection with moving such Major Equipment into and out of Area C for the use of such Major Equipment in Area C and the Operating Costs allocable to the operation of such Major Equipment in Area C, all multiplied by the number of tons of coal produced in Area C for delivery to Buyers under this Agreement using such Major Equipment, and divided by the total number of tons of coal produced in Area C using such Major Equipment.

(f)	The credits described in subsections 1.2 (a), (b) and (c) shall be applied prior to the application of production taxes and royalties.

(g)	For purposes of this subsection 1.2, the following terms shall have the following meanings: (i) “Capital Equipment” means equipment and facilities the cost of which is taken into account in the determination of the Fixed Charge; (ii) “Major Equipment” means any item of equipment for which Seller maintains hourly use records (including, but not limited to, all draglines, shovels, coal drills, scrapers, dozers, haulers, shops and facilities, but excluding pick-up trucks, tools and similar items); and (iii) “Operating Costs” means the costs described in items (b), (c), (d), (e), (f), (g) and (l) of subsection 3.1, taking into account Seller’s operating experience as contemplated by subsection 3.3.
     1.3.
     At the end of each calendar year beginning with 1986, if the tonnage of coal taken by Buyers during said Year, together with the tonnage of coal sold to third parties produced from that portion of the equipment and facilities dedicated to the performance of this Agreement, is less than [**] tons (as adjusted for Force Majeure, if any), Buyers shall reimburse Seller, in addition to the Price, as adjusted pursuant to Section 3, for its reasonable additional costs incurred in connection with its obligations hereunder and not reimbursed by other sales of coal produced from the mining operation supplying this Agreement; provided, however, that the total amount paid pursuant to subsections 1.1 and 1.3, plus the amount received by Seller from such other sales of coal produced from the portion of the equipment and facilities dedicated to the performance of this Agreement, together with appropriate adjustments for Force Majeure, if any, shall not exceed the amount which would have been paid if [**] tons had been taken during said Year by Buyers. For the purpose of this Section 1, Seller shall be deemed to have delivered and Buyers shall have taken delivery of not less than one (1) ton of coal per month.
     1.4.
     If, because of Force Majeure, Seller is unable to deliver, or Buyers are unable to take, all of the coal ordered pursuant to an Approved Annual Operating Plan, the depreciation portion of the Fixed Charge (1.1(a)), as adjusted pursuant to Section 3, for coal delivered during the calendar year in which said Force Majeure occurred shall be computed as though all the coal ordered was delivered and the Force Majeure had not occurred. Any difference between the amount actually paid for coal delivered during the Year affected by Force Majeure, and the amount actually due by applying the provisions of this subsection 1.4, shall be promptly credited or debited to the Buyers.
2. ADJUSTMENT FOR BTU CONTENT
     2.1.
     The Base Price of coal delivered prior to January 1, 1999 shall be subject to the Adjustment for Btu content as provided in this subsection 2.1. The Price specified in subsection 1.1, or as hereafter adjusted, is for coal having a calorific content of [**] Btu/lb as received. Whenever the weighted average calorific value of coal delivered hereunder during any Year, as determined by the analyses described in Section 11 of this Agreement, varies by more than [**] Btu/lb over or below [**] Btu/lb, the applicable price per ton to be paid for coal delivered during such Year shall, because of such fact, be adjusted as follows:
(a)	Compute the average price per ton for coal delivered during said Year;

(b)	Multiply such price per ton by the average number of Btu per pound of coal delivered during said Year (as determined pursuant to Section 10 of this Agreement);

(c)	Divide (b) by [**] Btu; and

(d)	The amount determined in (c) is the adjusted price per ton for coal delivered during said Year.
     2.2.
     Any difference between amount actually paid for coal delivered during said Year and the amount actually due by applying the adjusted price shall promptly be debited or credited to the Buyers or Seller, as the case may be.
3. ADJUSTMENTS FOR COST CHANGES
     3.1.
     The Price shall be adjusted from time to time to reflect actual changes in the cost to Seller, including Seller’s contractors and agents, of land reclamation, mining, selling and delivering the coal hereunder in items (a) through (m) hereinafter set forth. Such adjustments when determined shall be applied to the Fixed Charge (1.1(a)) and to the Commodity Charge (1.l(b)) as may be appropriate- The items are as follows:
(a)	[**] for [**] ;

(b)	[**] of [**] and/or [**] for [**] ;

(c)	[**] on [**] of [**] into a [**] and [**] or any [**] or [**] or [**] ;

(d)	[**] and [**] for [**] ;

(e)	[**] of [**] to or for the [**] of [**] for [**] to or for the [**] of [**] , to the extent that such [**] with or are [**] with or [**] to [**] or [**] with the [**] or any [**] ;

(f)	[**] ;

(g)	[**] and other [**] by [**] or by [**] to the extent [**] ;

(h)	[**] of [**] to [**] and [**] , provided, however, that the [**] and the [**] of which [**] ;

(i)	[**] and [**] including [**] , other than t [**] by or [**] ; and [**] or [**] other than [**] to the extent [**] of the [**] ;

(j)	[**] to [**] based on [**] of [**] hereunder;

(k)	[**] for [**] , the [**] of which [**] by [**] from time to time, [**] with [**] as applied to the [**] ;

(l)	[**] of [**] and [**] for [**] and [**] except [**] , and;

(m)	[**] for [**] .
     3.2. Method of Calculating Adjustments.
     Whenever a change occurs in any of the items of cost referred to in items (a) through (m) of subsection 3.1, the amount of the change resulting therefrom in the actual cost of Seller of land reclamation, mining, selling and delivering coal hereunder shall be determined and shall be added to or subtracted from, as the case may be, the Fixed Charge or the Commodity Charge, as may be appropriate in substitution for and in lieu of all previous revisions in the Price which resulted from changes in said items. Notwithstanding any other provision of this Agreement to the contrary, Seller’s actual costs shall be used for purposes of determining adjustments to the Price.
     3.3. Operating Experience.
     Whenever reference is made herein to any period of time to be used as a factor in the determination of revisions in the Price in accordance with this Section 3, it has been assumed that any such period will have been a normal period of operation, and has included, among other things, consideration of the quantity of coal delivered in relation to the quantity of coal uncovered during the period; and such period shall be adopted and used unless, in any instance, the parties mutually agree that a particular period was not a normal, operating period and adopt a different period or other period, in which event such different or other period shall be used, in such instance only, in the determination of revisions in the Price.
     3.4. Adjustments to be Determined Promptly—Limitation.
     When a change occurs in any of the items of cost referred to in items (a) and (k) and the [**] portion of item (i) of subsection 3.1, the amount of the revision to be made in the Price, by reason of such change, shall be determined as promptly as possible on the basis of comparison of normal periods of operation of sufficiently long duration to reflect accurately the actual effect of any such change; and that revision of such Price shall be retroactive to the date of the occurrence of the chance resulting in that revision. All sums owing by reason of revisions being thus retroactive shall be paid upon submission of proper invoice therefor. With regard to changes in the costs described in items (b), (c), (d), (e), (f), (g), (h), (i), (j), (l) and (m) of subsection 3.1, the Price shall be revised as of March 1 and September 1 of each            year.
     3.5. Procedures for Implementation of Price Adjustments.
(a)	Whenever Seller knows or has reason to believe there will be a change in any items of cost for which an adjustment to the Price is to be made pursuant to subsection 3.1, Seller shall promptly advise Buyers thereof even though the amount of such change is not then known to Seller without limiting the generality of the foregoing, Seller shall use its best efforts to give Buyers written notice of any adjustment which is to be effective on March 1 of any Year on or before May 15 of such year and written notice of any adjustment which is to be effective on September 1 of any Year on or before November 15 of such Year. Any notice by Seller under the preceding sentence shall be accompanied by a detailed explanation of the reasons for the proposed adjustment (including, but not limited to, reference to the particular provisions of this Agreement pursuant to which the adjustment is to be made and an itemization of the cost changes giving rise to the adjustment). Seller shall provide such additional information as the Buyers may reasonably request to verify the proposed adjustment. Seller’s and Buyers’ respective books and records pertaining to any proposed adjustment shall be subject to examination by the other pursuant to subsection 21.2 of this Agreement.

(b)	If Seller gives notice of any adjustment under subsection 3.5(a), Buyers shall use their best efforts to complete any examination and audit of Seller’s books and records required to verify the adjustment and give Seller a written response to Seller’s proposal for adjustment within forty-five (45) days after Buyers’ receipt of the notice.

(c)	Unless otherwise agreed by the Buyers and Seller, any portion of a proposed adjustment to the Price under this subsection 3.5 which is agreed upon by the Buyers and Seller shall be implemented effective as of the applicable March 1 or September 1. The Buyers and Seller shall each use their best efforts to promptly resolve any portion of the proposed adjustment which is in dispute. Upon request of the Buyers or Seller, each party shall designate a representative with the responsibility and authority to represent such Party in the resolution of the dispute. Such representatives shall meet, as soon as practicable and in no event later than thirty (30) days after the request of any party, at a mutually acceptable time and location to negotiate a mutually acceptable resolution of the dispute. If within thirty (30) days after the date of such meeting (or such longer period as may be agreed upon by the parties), such representatives do not reach a mutually acceptable resolution of the dispute, then any party may submit the dispute for resolution pursuant to arbitration under Section 8.3 of this Agreement.

(d)	Pending resolution of any dispute pursuant to subsection 3.5(c) (e.g., by agreement or arbitration), each Buyer shall elect to either (i) pay Seller’s invoices under subsection 1.2 as if the disputed portion of the proposed adjustment had been agreed upon or (ii) withhold payment of any invoice to the extent based upon the disputed portion of the proposed adjustment until resolution of the dispute.

(e)	If any Buyer pays a disputed amount under subsection 3.5(d)(i) and it is later determined that such amount was not due and payable (e.g., in the event that the proposed adjustment is not required under subsection 3.1 ), Seller shall immediately refund to such Buyer the amount that was overpaid, together with interest thereon from the date paid by such Buyer until the date refunded by Seller.

(f)	If any Buyer withholds any disputed amount under subsection 3.5(d)(ii) and it is later determined that such amount was properly due and payable (e.g., in the event that the proposed adjustment is required under subsection 3.1 ), then such Buyer shall immediately pay such amount to Seller, together with interest thereon from the date such amount was due (e.g., pursuant to subsection 1.2) until the date paid.

(g)	Interest under subsections 3.5(e) and (f) shall be computed at the prime rate quoted from time to time by Citicorp or such other financial institution as may be agreed upon by the parties, computed monthly and compounded semi-annually.

     3.6. Limitation on Amount of Adjustment.
     The production, sale and delivery of coal to Buyers under this Agreement shall at all times be conducted efficiently and economically and in such a manner that any increase in the cost thereof to Buyers will be kept to minimum consistent with good operating practices. Payments made for overtime (except “customary overtime”) solely for the purpose of accomplishing the production and delivery of the coal in the quantity and at the rate of delivery called for by this Agreement shall not be considered in computing revision of the Price as aforesaid. As used herein, “customary overtime” means time (in excess of straight time) required by wage contracts to be worked or which is worked in the usual and normal operations of the majority of the mines in mining districts west of the Mississippi River.
     3.7. No Adjustments Because of Certain Tax Changes.
     Nothing in this Section 3 contained shall be construed as authorizing or providing for revisions of the Price based on changes in federal, state or local taxes imposed on or measured by net income.
     3.8. Adjustments Because of Inflation or Deflation.
     The Price shall also be revised to compensate for the effects of inflation and/or deflation on Seller’s profit per ton under this Agreement as follows:
(a)	For the purpose of computing such revision, the Parties will use the [**] on the adjusted base that the average cost of all items therein for the year [**] = [**] , and, if said base is revised or a new base adopted for said Index, then the revised or new Index must be adjusted to said base of [**] = [**] . The index number for all items in said Index for [**] , [**] , is not yet available from the Federal Government, but this index number, when available, shall be used as the basis for computing the amount of any such revisions; and

(b)	Whenever a change occurs from said index number, the Commodity Charge (1.1(b)) shall be increased or decreased by $ [**] per ton for each one point change above or below said index number. Such adjustment shall be made as of March 1 and September 1 of each year or whenever the Consumers Price Index changes by [**] , whichever occurs first.
4. IMPACT OF FORCE MAJEURE PRIOR TO JULY 1, 2000
     4.1.
     If Buyers’ generating plant is rendered inoperable as the result of physical damage, legislation or lawful regulation of governmental body, court order or other causes of a similar nature that prevent that further operation of the generating plant, and if the Buyers have notified Seller in writing that the plant will not be restored, rebuilt or otherwise made operable, then

Seller’s obligation to deliver and Buyer’s obligation to take and pay for coal, including Fixed Charges (1.1(a)), shall terminate as of the date provided in the notice; provided, however, that the Buyers shall be liable to Seller for any loss (other than royalties or loss of profits) sustained by Seller as a result of such termination of deliveries, and Seller shall use all reasonable efforts to minimize any such loss.
     4.2.
     Buyers’ obligation to pay the depreciation portion of Fixed Charges (1.1(a)) shall be suspended or reduced after three months of continuous interruption of curtailment of deliveries because of a Force Majeure affecting Buyers or Seller. Depreciation paid during any Years when deliveries are interrupted or curtailed because of a Force Majeure shall be subject to adjustment pursuant to subsection 1.4.

EXHIBIT B1—REVISED SAMPLE CALCULATIONS
(a)      [**]
     A x C                -   D    =    E
           B
     where:
A=            [**]
B=            [**]
C=            [**]
D=           [**]
E=           [**]
     (i)      [**]
          (1)      [**]
     Example Calculation:                 A – B = C
     where:
A =           [**]
B=           [**]
C=           [**]

If the change in cost is negative, a downward adjustment will be made regardless of whether the [**] has exceeded the [**] in a prior period. If the change in cost is positive, the fixed cost will be increased by the amount of the change.

EXHIBIT C
DESCRIPTION OF AREA C
[Map]

EXHIBIT D
Part 1
Determination of Tonnage Increase
The “Tonnage Increase” (i.e., the additional tons that Buyers purchase to compensate for the lower BTU content of coal delivered to the Point of Delivery) shall be computed as follows:
AdT = (( [**]                –                AcBtu)/ [**] ) x                AcT
Where:
“AdT” is the additional tons purchased by the Buyers, rounded to the nearest ton (the “Tonnage Increase”);
“AcBtu” is the actual weighted average Btu content per pound of coal delivered during the Year; and
“AcT” is the actual tonnage delivered to the Buyers during the Year.
For example, if the actual Btu content of coal is [**] Btu/lb. and the actual tonnage delivered is [**] , then the Tonnage Increase shall be [**] tons.
Part 2
Example Computations of Btu Price Adjustment
A.	Assume that the Approved Operating Budget sets the Variable Cost for a given Year at $ [**] per ton and the projected Btu content of the coal to be delivered in that Year at [**] Btu/lb. This produces a budgeted Variable Cost per MMBtu of $ [**] . If the actual Variable Cost per MMBtu for this Year is $ [**] per MMBtu (i.e., higher than the Variable Cost per MMBtu specified in the Approved Operating Budget) and the actual Btu content of the coal is [**] Btu/lb (i.e., lower than [**] Btu/lb) and the actual tonnage delivered to the Buyers is [**] , then the Buyers will receive a price adjustment credit equal to the Variable Cost per Ton multiplied by [**] , with the resulting figure multiplied by the Tonnage Increase (i.e., $ [**] per ton multiplied by [**] = $ [**] , multiplied by [**] tons = $ [**] .) (Note that for purposes of determining the Btu price adjustment, the budgeted Variable Cost per MMBtu is used and not the actual Variable Costs. However, the difference between budgeted and actual Variable Costs will be considered in determining the Earned Portion of the Incentive Fee Per Ton.)
B.	If the budgeted Btu/lb were lower than the actual Btu/lb, but the actual Btu/lb were lower than [**] Btu/lb and the actual Variable Cost per MMBtu was greater than the budgeted Variable Cost per MMBtu, there would be a Btu price adjustment. For example, assume that the budgeted Variable Cost of coal is $ [**] per ton and that the budgeted Btu level is [**] Btu/lb. This produces a budgeted Variable Cost per MMBtu of $ [**] . Further, assume that the actual Btu level is [**] Btu/lb but that the actual cost per ton is $ [**] ,

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thereby resulting in an actual Variable Cost per MMBtu of $[**] . Because the actual Btu level is less than [**] Btu/lb. and the actual delivered Variable Cost per MMBtu is greater than the budgeted Variable Cost per MMBtu, a BTU price adjustment will be made. The Tonnage Increase is
AdT = (( [**]                 –                 [**] )/ [**] ) x                 [**] tons
AdT = [**] tons
When the Tonnage Increase is multiplied by $ [**] ($ [**] x [**] ), the resulting price adjustment is $ [**] .

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EXHIBIT E
ENTECH, INC. INDEMNIFICATION AGREEMENT
     THIS INDEMNIFICATION AGREEMENT (“Indemnification Agreement) is made as of this 24th day of August, 1998, by ENTECH, INC., a Montana corporation (“Indemnitor”), in favor of THE MONTANA POWER COMPANY, a Montana corporation (“Montana”), PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation, (“Portland”), THE WASHINGTON WATER POWER COMPANY, a Washington corporation (“Water Power”), and PACIFICORP, an Oregon corporation (“Pacific”).
RECITALS
     A. Western Energy Company, a Montana corporation (“Western”) is a wholly-owned subsidiary of Indemnitor.
     B. Western and Montana, Water Power, Portland, and Pacific are parties to the Amended and Restated Coal Supply Agreement dated of even date herewith (the “Amended and Restated CSA”). Together, Montana, Water Power, Portland and Pacific shall be referred to herein as “Indemnified Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended and Restated CSA.
     C. As owner and operator of the Mine, Western has certain reclamation obligations with respect to the Mine, including Area C. Under the Original Coal Supply Agreement, Indemnified Parties had certain contractual obligations to Western to reimburse it for final reclamation costs of Area C. Indemnified Parties are released from all such obligations, as well as any existing or new obligations to Western that may be imposed upon Western or Indemnified Parties by federal or state law or otherwise, pursuant to the provisions of Section 15 of the Amended and Restated CSA, including the provisions relative to this Indemnification Agreement.
     D. Indemnitor will derive substantial benefit and advantage from the Amended and Restated CSA and it will be in the Indemnitor’s direct interest and economic benefit to assist Western in entering the Amended and Restated CSA.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and in order to induce the Indemnified Parties to enter into the Amended and Restated CSA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor agrees as follows:
     1. Indemnification of Indemnified Parties. Indemnitor agrees to indemnify and hold harmless each Indemnified Party together with their successors, assigns, officers, directors, employees and affiliates from and against any and all claims, damages, losses, liabilities and expenses, joint or several, arising from or relating to Subsection 15.2 Final Reclamation including, without limitation, the assertion and final determination of any claim or liability against the Indemnified Parties (or any of them) by any person or entity for expenses or costs of

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Subsection 15.2 Final Reclamation, arising under any applicable federal or state law, or otherwise.
     2. Defense of Claims. If any legal proceeding shall be instituted, or any claim or demand made, against any Indemnified party in respect of which Indemnitor may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to Indemnitor and Western. Indemnitor shall have the right to defend any litigation, action, suit, demand, or claim for which indemnification is being sought and such Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be entirely at Indemnitor’s expense. in the event Indemnitor fails to defend the same within a reasonable length of time and upon written notice by Indemnified Parties to Indemnitor and Western, the Indemnified Parties shall be entitled to assume the defense thereof, and Indemnitor shall repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including reasonable attorney’s fees and settlement expenses).
     3. Representations and Warranties of Indemnitor. Indemnitor represents and warrants to each of the Indemnified Parties that (i) it is a corporation duly organized, validly existing and in good standing under the laws of Montana, (ii) it has full corporate and legal power to enter into this Indemnification Agreement and to authorize the indemnification under the terms of the Agreement, and (iii) this Indemnification Agreement constitutes a legal, valid and binding obligation of Indemnitor enforceable against it in accordance with its terms.
     4. Amendment and Waiver. Neither this Indemnification Agreement not any of the provisions herein may be changed, waived or terminated except by the prior written consent of the parties hereto.
     5. Successors and Assigns. This Indemnification Agreement is binding upon and shall inure to the benefit of the successors and assigns of the parties hereto, subject to the provisions of Section 15 of the Amended and Restated CSA.
     6. Governing Law. The parties to this Indemnification Agreement are domiciled in three different states. In order to create greater certainty with respect to their legal rights in obligations under this Indemnification Agreement, the parties desire to adopt as the substantive law of this Indemnification Agreement the law of a state which has highly developed commercial law and precedent and which is not the domicile of any of the parties. The parties therefore agree that this Indemnification Agreement shall be subject to and governed by the substantive laws of the state of New York as though this Indemnification Agreement were performed in full within the state of New York, but without giving effect to New York principles of conflicts of laws.

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     8. Limitation on Third-Party Beneficiaries. This Indemnification Agreement is only intended to benefit the Indemnified Parties, their officers, directors, employees, affiliates and their permitted successors and assigns and may not be relied upon or enforced or exercised by any other person or entity.

ENTECH, INC.

By:	/s/ E. M. Senechal
Its:	V.P. and Treasurer

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